UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14a INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MIDWESTONE FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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102 South Clinton St.
Iowa City, Iowa 52240
(319) 356-5800
March 15, 2013

Dear Shareholder:
On behalf of the board of directors and management of MidWestOne Financial Group, Inc., we cordially invite you to attend the annual meeting of shareholders of MidWestOne Financial Group, Inc. to be held at 2:00 p.m. on April 18, 2013, at the hotelVetro located at 201 S. Linn St., Iowa City, Iowa 52240.
The accompanying Notice of Annual Meeting of Shareholders and proxy statement discuss the business to be conducted at the meeting. We also have enclosed a copy of our Annual Report on Form 10-K for the year ended December 31, 2012, for your review, as well as a letter to shareholders providing a summary of our 2012 results. At the meeting, we will review our performance in 2012 and update you on how we are dealing with the current economic environment and our strategic plan as we move forward.
Our Nominating and Corporate Governance Committee has nominated four persons to serve as directors, each of whom is an incumbent director. We have also included a non-binding advisory proposal to approve the compensation of our named executive officers, or “say-on-pay” proposal. Finally, our Audit Committee has selected, and we recommend that you ratify the selection of, KPMG LLP to continue as our independent registered public accounting firm for the year ending December 31, 2013. We recommend that you vote your shares for each of the four director nominees, in favor of the compensation arrangements of our named executive officers, and in favor of the ratification of our independent registered public accounting firm.
We encourage you to attend the meeting in person. However, whether or not you plan to attend the meeting in person, please take the time to vote by completing and mailing the enclosed proxy card or by following the telephone or Internet voting procedures described on the proxy card. This will assure that your shares are represented at the meeting. We look forward to seeing you at the meeting.
Very truly yours,
Kevin W. Monson
Chairman of the Board

102 South Clinton St.
Iowa City, Iowa 52240

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 18, 2013

To Our Shareholders:
The annual meeting of the shareholders of MidWestOne Financial Group, Inc. will be held at 2:00 p.m. on April 18, 2013, at the hotelVetro located at 201 S. Linn St., Iowa City, Iowa 52240, for the following purposes:

1.	to elect four members of the board of directors;

2.	to approve, in a non-binding, advisory proposal, the compensation of our named executive officers, as described in the accompanying proxy statement, which is referred to as a “say-on-pay” proposal;

3.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

4.	to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

Only shareholders of record on our books at the close of business on March 1, 2013, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting. In the event there are an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit us to further solicit proxies.
Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on April 18, 2013.
Our proxy statement for the annual meeting of shareholders to be held on April 18, 2013, other proxy materials, and our Annual Report on Form 10-K for the year ended December 31, 2012 are available at http://www.snl.com/irweblinkx/docs.aspx?iid=1021746.
By Order of the Board of Directors
Kevin W. Monson
Chairman of the Board
Iowa City, Iowa
March 15, 2013

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD OR BY FOLLOWING THE TELEPHONE OR INTERNET VOTING PROCEDURES DESCRIBED ON THE PROXY CARD. WE HOPE THAT YOU WILL BE ABLE TO ATTEND THE MEETING, AND, IF YOU DO, YOU MAY VOTE YOUR STOCK IN PERSON IF YOU WISH. YOU MAY REVOKE THE PROXY CARD AT ANY TIME PRIOR TO ITS EXERCISE.

MIDWESTONE FINANCIAL GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
APRIL 18, 2013

This proxy statement and the accompanying proxy card are being furnished to our shareholders in connection with the solicitation by our board of directors of proxies to be used at the annual meeting of shareholders to be held at 2:00 p.m. on April 18, 2013, at the hotelVetro located at 201 S. Linn St., Iowa City, Iowa 52240, or at any adjournments or postponements of the meeting. This proxy statement, together with a copy of our Annual Report on Form 10-K for the year ended December 31, 2012, which we have filed with the Securities and Exchange Commission (the “SEC”), is first being mailed to our shareholders on or about March 15, 2013.

QUESTIONS AND ANSWERS

The following is information regarding the meeting and the voting process, presented in a question and answer format. As used in this proxy statement, the terms “MidWestOne,” “MidWestOne Financial,” “the Company,” “we,” “our,” and “us” all refer to MidWestOne Financial Group, Inc. and its consolidated subsidiaries. The term “MidWestOne Bank” and “the Bank” refer to the Company’s wholly-owned banking subsidiary, MidWestOne Bank, Iowa City, Iowa.
Q:    What is a proxy?

A:
A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you in the way that you want to vote. You may also choose to abstain from voting. The proxy is being solicited by our board of directors.

Q:    What is a proxy statement?

A:	A proxy statement is a document, such as this one, required by the SEC that, among other things, explains the items on which you are asked to vote on the proxy card.
Q:    Why am I receiving this proxy statement and the accompanying proxy card?

A:
You are receiving this proxy statement and the accompanying proxy card from us because on March 1, 2013, the record date for the annual meeting, you owned shares of MidWestOne common stock. This proxy statement describes the matters that will be presented for consideration by our shareholders at the annual meeting to be held on April 18, 2013. It also gives you information concerning the matters to assist you in making an informed decision.

When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth in the proxy card, you appoint the proxy holders as your representatives at the meeting. The proxy holders will vote your shares as you have instructed, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change and you are unable to attend in person.
If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the card, the proxy holders will vote your shares, pursuant to your proxy, in accordance with their judgment.
Q:    What matters will be voted on at the meeting?

A:
You are being asked to vote on: (i) the election of four members of our board of directors for a term expiring in 2016; (ii) a non-binding advisory proposal to approve the compensation of our named executive officers (referred to as a “say-on-pay” proposal); and (iii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year. These matters are more fully described in this proxy statement.

Q:    How do I vote?

A:
After reviewing this document, submit your proxy using any of the proxy delivery or voting methods indicated on the proxy card. By submitting your proxy, you authorize the individuals named in it to represent you and vote your shares at the annual meeting in accordance with your instructions. Your vote is important. Whether or not you plan to attend the annual meeting, please submit your proxy card promptly in the enclosed envelope or vote telephonically or through the Internet by following the instructions on the proxy card.

If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted “for” all four nominees named in this proxy statement, “for” the say-on-pay proposal, and “for” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year.
If you are a beneficial owner and a broker or other fiduciary is the record holder (which is usually referred to as “street name” ownership), then you received this proxy statement from the record holder of the shares that you beneficially own. The record holder should have given you instructions for directing how the record holder should vote your shares. It will then be the record holder’s responsibility to vote your shares for you in the manner you direct.
If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (i.e., in street name), you will need to arrange to obtain a legal proxy from the record holder in order to vote in person at the meeting. Even if you plan to attend the annual meeting, we ask that you complete and return your proxy card in advance of the annual meeting in case your plans change.
Q:    If I hold shares in the name of a broker, who votes my shares?

A:
Under the rules of various national and regional securities exchanges, brokers and other fiduciaries that hold securities on behalf of beneficial owners generally may vote on routine matters even if they have not received voting instructions from the beneficial owners for whom they hold securities, but are not permitted to vote on non-routine matters unless they have received such voting instructions. The ratification of the appointment of an issuer's independent registered public accounting firm is considered to be a routine matter; the election of directors and say-on-pay proposal are considered to be non-routine matters. Thus, if you do not provide instructions to your broker as to how it should vote the shares beneficially owned by you, your broker will be able to vote on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, but generally will not be permitted to vote on either of the other matters described in this proxy statement.

We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures.
Q:    What does it mean if I receive more than one proxy card?

A:
It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return ALL proxy cards to ensure that all of your shares are voted.

Q:	What if I change my mind after I return my proxy card?

A:	If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy card with a later date and returning that proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, by mail;

•	timely submitting another proxy via the telephone or Internet, if that is the method that you originally used to submit your proxy;

•	sending notice to us that you are revoking your proxy; or

•	voting in person at the meeting.

All written notices of revocation and other written communications with respect to revocation of proxies should be sent to: MidWestOne Financial Group, Inc., 102 South Clinton St., Iowa City, Iowa 52240, Attention: Corporate Secretary. If you hold your shares in the name of your broker or other fiduciary and desire to revoke your proxy, you will need to contact that party to revoke your proxy.
Q:    How many votes do we need to hold the annual meeting?

A:
A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the shareholder either:

•	is present and votes in person at the meeting; or

•	has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet).

On March 1, 2013, the record date, there were 8,498,484 shares of common stock issued and outstanding. Therefore, at least 4,249,243 shares need to be present, in person or by proxy, at the annual meeting.
Q:    What happens if a nominee is unable to stand for re-election?

A:
The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees. We have no reason to believe any nominee will be unable to stand for re-election.

Q:	What options do I have in voting on each of the proposals?

A:
Except with respect to the election of directors, you may vote “for,” “against” or “abstain” on each proposal properly brought before the meeting. In the election of directors you may vote “for” or “withhold authority to vote for” each nominee.

Q:    How many votes may I cast?

A:
Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

Q:    How many votes are needed for each proposal?

A:
Except with respect to the election of directors, a majority of the votes cast at the meeting will approve each matter that arises at the annual meeting. Directors will be elected by a plurality and the four individuals receiving the highest number of votes cast “for” their election will be elected as directors of MidWestOne. Please note, however, that because the say-on-pay vote is advisory, the outcome of such vote will not be binding on the board of directors or the Compensation Committee.

Also, please remember that the election of directors and the say-on-pay proposal are both considered to be non-routine matters. As a result, if your shares are held by a broker or other fiduciary, it cannot vote your shares on these matters unless it has received voting instructions from you.
Abstentions and broker non-votes, if any, will not be counted as votes cast, but will count for purposes of determining whether or not a quorum is present. Accordingly, so long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the annual meeting.
Q:    Where do I find the voting results of the meeting?

A:	If available, we will announce voting results at the meeting. The voting results also will be disclosed in a Form 8-K that we file within four business days after the meeting.

Q:    Who bears the cost of soliciting proxies?

A:
We will bear the cost of soliciting proxies. In addition to solicitations by mail, our officers, directors or employees may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED AND SIGNED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

PROPOSAL 1: ELECTION OF DIRECTORS
MidWestOne’s board of directors is divided into three classes, equal in number. At the annual meeting to be held on April 18, 2013, you will be entitled to elect four directors for terms expiring in three years, as described herein. We have no knowledge that any of the nominees will refuse or be unable to serve as directors, but if any of the nominees becomes unavailable for election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.
The Nominating and Corporate Governance Committee of our board of directors has nominated four persons for election at this annual meeting, all of whom are incumbent directors. These nominations were further approved by the full board. We did not receive any shareholder nominations for director for the 2013 annual meeting. Set forth below is information concerning the nominees for election and for the other directors whose term of office will continue after the meeting, including their age, year first elected or appointed as a director, position with MidWestOne, qualifications to serve on the board and business experience. Unless otherwise specified, each position currently held by a nominee or director has been held for at least five years. The four nominees for director, if elected at the annual meeting, will serve for terms expiring in 2016.
Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted “for” the election of the nominees proposed by the board of directors.

The board of directors recommends that you vote your shares “for” each of the nominees for director.

INFORMATION ABOUT NOMINEES, CONTINUING DIRECTORS
AND NAMED EXECUTIVE OFFICERS
All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. Except as described with respect to Mr. Funk under “EXECUTIVE COMPENSATION-Potential Payments Upon Termination or Change in Control-Employment Agreements and Change of Control Agreements,” there are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer, except that Ms. McCormick and Mr. Koza are first cousins once removed. No nominee or director has been a director of another “public corporation” (i.e., subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”) or of any investment company within the past five years.
NOMINEES

Term Expiring 2016

	Director
Name of Individual	Since	Position with MidWestOne
Robert J. Latham	2011	Director of MidWestOne & the Bank
Tracy S. McCormick	2011	Director of MidWestOne
Kevin W. Monson	2005	Chairman of MidWestOne & the Bank
John P. Pothoven	2009	Director of MidWestOne & the Bank

Robert J. Latham. Mr. Latham, 70, is the Chairman and President of Latham & Associates, Inc. in Cedar Rapids, Iowa, and is an economic and strategic analyst for the utility industry, with over 30 years of experience. Mr. Latham became a director of MidWestOne and the Bank in 2011. He previously served on the board of directors of First National Bank in Iowa City, Iowa. He currently serves as Chairman of the Board of Peoples Trust and Savings Bank in Clive, Iowa. We consider Mr. Latham to be a qualified candidate for service on the board and the Compensation Committee due to his skills and expertise developed as a successful utility industry analyst, and his knowledge of and experience in the banking industry.
Tracy S. McCormick. Ms. McCormick, 52, is a retired Vice President in investment banking for J.P. Morgan & Co., Incorporated. Ms. McCormick is the daughter of our former Chairman and current Director Emeritus, W. Richard Summerwill, and became a director of MidWestOne in 2011 following his retirement from the board. Ms. McCormick was educated at the University of Michigan and the London School of Economics and Political Science. We consider Ms. McCormick to be a qualified candidate for service on the board and the Audit Committee due to her skills and expertise developed in investment banking.

Kevin W. Monson. Mr. Monson, 61, is the Chairman of the Company and the Bank. He is the President, Managing Partner and majority owner of Neumann Monson, P.C., an architectural services firm headquartered in Iowa City. He became a director of the Company and the Bank in 2005. Mr. Monson is also the majority partner in Tower Partners, a real estate investment partnership. We consider Mr. Monson to be a qualified candidate for service on the board due to his skills and expertise developed as the head of a successful architectural firm, and his knowledge of and prominence in the Iowa City market.
John P. Pothoven. Mr. Pothoven, 70, is a retired executive of the Company and the Bank and their predecessors. Mr. Pothoven joined our board of directors in January 2009. He was a director of the former MidWestOne Financial Group, Inc. from 1994 to 2008 and a director of the former MidWestOne Bank from 1976 until its merger with the Bank in August 2008. He also served as President and Chief Executive Officer of the former MidWestOne Bank from 1984 until its merger with the Bank in August 2008 and as Chairman of the former MidWestOne Bank from 1998 to 2005. We consider Mr. Pothoven to be a qualified candidate for service on the board due to his expertise in the financial services industry and intimate knowledge of MidWestOne’s business, operations, and market areas resulting from his long tenure as an executive of the former MidWestOne Bank.
CONTINUING DIRECTORS AND NAMED EXECUTIVE OFFICERS

Term Expiring 2014

	Director
Name of Individual	Since	Position with MidWestOne
Charles N. Funk	2000	Director, President and Chief Executive Officer of MidWestOne and the Bank
Barbara J. Kniff-McCulla	2010	Director of MidWestOne & the Bank
Robert D. Wersen	2008(1)	Director of MidWestOne & the Bank
R. Scott Zaiser	2008(2)	Director of MidWestOne & the Bank

(1)
Mr. Wersen became a director of the Company upon completion of the merger with the former MidWestOne Financial Group, Inc. on March 14, 2008. He had been a director of the former MidWestOne since 2006.

(2)
Mr. Zaiser became a director of the Company upon completion of the merger with the former MidWestOne Financial Group, Inc. on March 14, 2008. He had been a director of the former MidWestOne since 2006.

Term Expiring 2015

	Director
Name of Individual	Since	Position with MidWestOne
Richard R. Donohue	2008(1)	Director of MidWestOne & the Bank
Charles S. Howard	2008(2)	Director of MidWestOne
John S. Koza	1983	Director of MidWestOne & the Bank
Stephen L. West	1991	Director of MidWestOne & the Bank

(1)
Mr. Donohue became a director of the Company upon completion of the merger with the former MidWestOne Financial Group, Inc. on March 14, 2008. He had been a director of the former MidWestOne since 1999.

(2)
Mr. Howard became a director of the Company upon completion of the merger with the former MidWestOne Financial Group, Inc. on March 14, 2008. He had been a director of the former MidWestOne since 1988.

Richard R. Donohue. Mr. Donohue, 63, is the Managing Partner of TD&T Financial Group, P.C. in Cedar Rapids, Iowa, a certified public accounting firm in which he is involved in all phases of the practice. Mr. Donohue joined the board of directors of the former MidWestOne in 1999. He became a director of the Company upon completion of our merger with the former MidWestOne in March 2008. Mr. Donohue was appointed to the board of directors of the Bank in 2009. We consider Mr. Donohue to be a qualified candidate for service on the board, the Audit Committee, and the Nominating and Corporate Governance Committee due to his business and financial accounting expertise acquired as the managing partner of a certified public accounting firm, as well as his knowledge of and prominence in our market area.
Charles N. Funk. Mr. Funk, 58, is the President and Chief Executive Officer of MidWestOne and the Bank. He joined the Bank in these same roles in November 2000. Prior to that, he held positions as President and Central Region Manager and Chief Investment Officer for Brenton Bank-Des Moines. Mr. Funk currently serves on the faculty of the Colorado Graduate School of Banking in Boulder, Colorado, and the Iowa School of Banking. Previously, he taught for the Stonier Graduate School of

Banking at Georgetown University. He also serves on the board of directors of SourceMedia Group and was the Chairman of the Iowa Bankers Association in 2010 - 2011. Mr. Funk graduated with a B.A. from William Jewell College. We consider Mr. Funk to be a qualified candidate for service on the board due to his extensive expertise in the financial services industry, particularly in the state of Iowa, and intimate knowledge of MidWestOne’s business and operations and because of his role as the President and Chief Executive Officer of MidWestOne and the Bank.
Charles S. Howard. Mr. Howard, 57, became a director of the former MidWestOne in 1988 and a director of the former MidWestOne Bank in 1993. He was elected President and Chief Executive Officer of the former MidWestOne in June 1993 and elected Chairman in January 1998. Mr. Howard served as Vice Chairman of the former MidWestOne Bank from January 1996 to December 2005, at which time he was elected Chairman. He became a director of the Company upon completion of our merger with the former MidWestOne in March 2008, and a director of the Bank from March 2008 to April 2011. We consider Mr. Howard to be a qualified candidate for service on the board due to his expertise in the financial services industry and intimate knowledge of MidWestOne’s business, operations, and market areas, and because of his role as the long-time President and Chief Executive Officer of the former MidWestOne prior to our merger.
Barbara J. Kniff-McCulla. Ms. Kniff-McCulla, 56, is the owner and Chief Executive Officer of KLK Construction of Pella, Iowa, which is a contractor in the telecommunications industry. Ms. Kniff-McCulla became a director of the former MidWestOne Bank in 2005, of the Bank in August 2008 and of the Company in December 2010. We consider Ms. Kniff-McCulla to be a qualified candidate for service on the board and the Compensation Committee due to her skills and expertise acquired in founding and running a successful small business.
John S. Koza. Mr. Koza, 67, became a director of the Company in 1983 and a director of the Bank in 1982. Mr. Koza retired from his positions as Vice President of the Company and Executive Vice President of the Bank in 2000. He served in various management positions with the Company since its formation in 1983 and with the Bank since 1973. We consider Mr. Koza to be a qualified candidate for service on the board, the Audit Committee, and the Nominating and Corporate Governance Committee due to his expertise in the financial services industry and intimate knowledge of MidWestOne’s business, operations, and market areas, and because of his role as a long-time executive officer of the Company and the Bank prior to his retirement.
Robert D. Wersen. Mr. Wersen, 70, is the founder and President of Interpower Corporation, which produces power system components for electrical equipment. Interpower is headquartered in Oskaloosa, Iowa, and has expanded to other Iowa communities and established a subsidiary office in England. Mr. Wersen became a director of one of the Bank’s predecessor banks in 1996 and became a director of the former MidWestOne in 2006. He became a director of the Company upon completion of our merger with the former MidWestOne in March 2008, and a director of the Bank in 2012. We consider Mr. Wersen to be a qualified candidate for service on the board, the Compensation Committee, and the Nominating and Corporate Governance Committee, due to his skills and expertise acquired in founding and running a successful manufacturing enterprise.
Stephen L. West. Mr. West, 67, is the majority owner and Chairman of West Music Company Inc., a musical instrument and supply store headquartered in Coralville, Iowa. He has been a director of the Company and the Bank since 1991. Mr. West is also the Treasurer of Accent LLC, a private-label musical instruments company, and the President of WestInvest, L.C., a family investment vehicle. We consider Mr. West to be a qualified candidate for service on the board, the Compensation Committee, and the Nominating and Corporate Governance Committee due to his skills and expertise acquired in positions of leadership at several institutions in MidWestOne’s market areas.
R. Scott Zaiser. Mr. Zaiser, 52, is the President of Zaiser’s Landscaping, Inc. in Burlington, Iowa, which is a landscaping company specializing in the design and installation of landscaping for residential and commercial properties in southeastern Iowa and west central Illinois. Mr. Zaiser became a director of the former MidWestOne Bank in 2000 and became a director of the former MidWestOne in 2006. He became a director of the Company upon completion of our merger with the former MidWestOne in March 2008, and a director of the Bank in 2011. We consider Mr. Zaiser to be a qualified candidate for service on the board and the Audit Committee due to his skills and expertise acquired as the president of a successful small business, as well as his knowledge of the Burlington market.
In addition, Mr. W. Richard Summerwill, who had served on our board of directors since our formation in 1983 and served as our long-time Chief Executive Officer prior to our merger with the former MidWestOne in March 2008, currently serves as a non-voting Director Emeritus.
Further, the following individuals serve as executive officers of MidWestOne, and are named in the compensation tables included in this proxy statement:

Susan R. Evans. Ms. Evans, 54, is the Chief Operating Officer of the Company and the Bank. Ms. Evans joined MidWestOne in 2001 as Senior Vice President-Retail Banking of the Bank, and was appointed to her current role as Chief Operating Officer in August 2009. She has more than thirty years of banking experience, previously serving as Indianola Market President of Brenton Bank, Des Moines, as well as Retail Market and Sales Manager for U.S. Bank, Des Moines.
Kent L. Jehle. Mr. Jehle, 53, is the Executive Vice President and Chief Credit Officer of the Company and the Bank. He became the Company’s Executive Vice President and Chief Credit Officer upon consummation of our merger with the former MidWestOne in March 2008. Prior to the merger, Mr. Jehle had been serving as the Bank’s Executive Vice President-Commercial Banking since 2004. He has been with the Company and the Bank since 1986.
Gary J. Ortale. Mr. Ortale, 62, is our Executive Vice President and Chief Financial Officer. He was appointed to such position in May 2009, after serving as our Interim Chief Financial Officer since January 2009. Prior to that, he was the Senior Vice President and Chief Risk Officer of the Bank, a position he assumed upon consummation of our merger with the former MidWestOne in March 2008. Prior to the merger, Mr. Ortale had been serving as the Treasurer of the Company and the Senior Vice President-Chief Financial Officer of the Bank since 2002. He has been with the Company and the Bank since 1987. Mr. Ortale has a B.S. in accounting from Drake University.
James M. Cantrell. Mr. Cantrell, 53, is Vice President and Chief Risk Officer of the Company and Senior Vice President and Chief Risk Officer of the Bank. He joined the Company in July 2009. Prior to joining the Company, he had been with Provident Bank in Baltimore, Maryland, since 2008, where he served as Senior Vice President and Director of Treasury Operations. In that capacity, he was responsible for management of asset/liability activities, investment portfolio accounting, and derivative activity and compliance. Prior to that, he was employed as the Senior Vice President and Treasurer of Mercantile-Safe Deposit and Trust Company in Baltimore, Maryland, where he had been employed since 2001. Mr. Cantrell has a B.A. in business and economics from Wittenberg University.

CORPORATE GOVERNANCE AND BOARD MATTERS
General
The board has adopted guidelines on significant corporate governance matters that, together with our Code of Business Conduct and Ethics and other policies, creates our corporate governance standards. Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance standards, the board does not involve itself in the day-to-day operations of MidWestOne, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the board, which convene at least on a quarterly basis, and through committee membership, which is discussed below. Our directors also discuss business and other matters with Mr. Funk, our President and Chief Executive Officer, other key executives and our principal external advisers (legal counsel, auditors and other consultants).
With the exception of Messrs. Funk, Howard, Monson, and Pothoven, each of our current directors is “independent,” as defined under The Nasdaq Stock Market LLC’s listing rules, and the board has determined that the independent directors do not have other relationships with us that prevent them from making objective, independent decisions. The board of directors has established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee, each of which is currently made up solely of independent directors. The current charters of each of these committees are available on our website at www.midwestone.com. Our Code of Business Conduct and Ethics is also available on our website. Also posted on our website is a general description regarding our company and links to our filings with the SEC.
Our board of directors held five meetings during 2012. All of the directors attended at least 75% of the board meetings and meetings of committees of which they were members, except for Mr. Koza with respect to Audit Committee meetings. While we do not have a specific policy regarding attendance at the annual shareholder meeting, all directors are encouraged and expected to attend the meeting. Last year’s annual meeting was attended by all of the directors in office at such time.
Audit Committee
In 2012, the Audit Committee was comprised of Messrs. Donohue (Chairman), Koza, and Zaiser and Ms. McCormick, each of whom is considered to be “independent” under Nasdaq listing rules and the regulations of the SEC. It is anticipated that the composition of the Audit Committee will remain the same throughout 2013.The board of directors has determined that Mr. Donohue qualifies as an “audit committee financial expert” under the regulations of the SEC. The board has based this determination on Mr. Donohue’s education and his professional experience as the managing partner of a certified public accounting firm.

The functions performed by the Audit Committee include, among other things, the following:

•	overseeing our accounting and financial reporting;

•	selecting, appointing and overseeing our independent registered public accounting firm;

•	reviewing actions by management on recommendations of the independent registered public accounting firm and internal auditors;

•	meeting with management, the internal auditors and the independent registered public accounting firm to review the effectiveness of our system of internal controls and internal audit procedures; and

•	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports.
To promote independence of the audit function, the Audit Committee consults separately and jointly with our independent registered public accounting firm, the internal auditors and management. We have adopted a written charter for the committee, which sets forth its duties and responsibilities. The current charter is available on our website at www.midwestone.com. In 2012, the committee met fourteen times.
Compensation Committee
During 2012, the Compensation Committee of MidWestOne Financial Group Inc. was comprised of Messrs. West (Chairman), Latham, Wersen and Ms. Kniff-McCulla. Each individual served as an “independent” director as defined by Nasdaq listing requirements, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code and a “non-employee” director under Section 16 of the Exchange Act.
The Compensation Committee reviews the performance of our Chief Executive Officer, Charles N. Funk, and determines the salary and bonus paid to him. It also reviews and determines the salaries and bonuses paid to our other Named Executive Officers (“NEOs”). The committee relies upon Mr. Funk’s assessment of each NEO’s individual performance, which considers the executive’s efforts in achieving his or her individual goals each year, managing and developing employees and the enhancement of long-term relationships with customers, if applicable to his or her position. Individual goals for NEOs are established by Mr. Funk in consultation with each executive officer. Management also provides the committee with evaluations as to employee performance, guidance on establishing performance targets and objectives, and recommendations with respect to salary and bonus levels and various equity incentive awards. The committee also consults with management on matters relative to executive compensation and benefit plans where board or shareholder action is expected, including the adoption of new plans or the amendment of existing plans, and also works with management with respect to new or amended compensation-related policies. No executive officer participates in any recommendation or decision with respect to his or her own compensation or benefits. Further, the committee administers our equity incentive plans, our long-term incentive plans and our executive incentive bonus plans and, as a result, has ultimate responsibility for interpretation and oversight of those plans.
The Compensation Committee’s duties, responsibilities, and functions are further described in its charter, which is available on our website at www.midwestone.com. You may also request a copy of this charter by writing to the Compensation Committee Secretary at MidWestOne Financial Group, Inc., 102 South Clinton Street, P.O. Box 1700, Iowa City, Iowa 52244-1700.
The charter gives the Compensation Committee the authority to hire outside consultants to further its objectives and responsibilities. For the last several years and again in 2013, the committee has retained the independent compensation consultant services of F.W. Cook & Co., Chicago, Illinois, to provide expertise and serve as a resource with respect to current market activities involving executive compensation practices and procedures, and also to help analyze our executive and director compensation practices and procedures. The charter also gives the committee the power to delegate to sub-committees and individual members of the committee.
The Compensation Committee met six times during 2012. Mr. West, as Chairman of the Compensation Committee, also met as needed with internal staff members and members of management to assimilate compensation information for this proxy statement.
Nominating and Corporate Governance Committee
We also have a Nominating and Corporate Governance Committee. In 2012, the members of the committee were Messrs. Koza (Chairman), Donohue, Wersen and West, each of whom is considered “independent” under Nasdaq listing rules. It is anticipated that the composition of the Nominating and Corporate Governance Committee will remain the same throughout 2013.

The primary purposes of the committee are to identify and recommend individuals to be presented to our shareholders for election or re-election to the board of directors and to review and monitor our policies, procedures and structure as they relate to corporate governance. We have adopted a written charter for the committee, which sets forth its duties and responsibilities. The current charter is available on our website at www.midwestone.com. In 2012, the committee met two times.
Director Nominations and Qualifications
For the 2013 annual meeting, the Nominating and Corporate Governance Committee nominated for re-election to the board the four incumbent directors whose current terms are set to expire at the 2013 annual meeting. These nominations were further approved by the full board. We did not receive any shareholder nominations for directorships for the 2013 annual meeting.
The Nominating and Corporate Governance Committee evaluates all potential nominees for election, including incumbent directors, board nominees and any shareholder nominees included in the proxy statement, in the same manner. Generally, the committee believes that, at a minimum, directors should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our Code of Business Conduct and Ethics. While we do not have a separate diversity policy, the committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics which may contribute to the board. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are “independent” in accordance with Nasdaq listing rules (to ensure that at least a majority of the directors will, at all times, be independent). The committee has not, in the past, retained any third party to assist it in identifying qualified candidates.
The committee identifies nominees by first evaluating the current members of the board whose term is set to expire at the upcoming annual shareholder meeting and who are willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the committee or the board decides not to re-nominate a member for re-election, the committee would identify the desired skills and experience of a new nominee in light of the criteria above.
Board Leadership Structure
The positions of Chairman of the Board and Chief Executive Officer of MidWestOne are currently held by separate individuals. We believe this is the most appropriate structure for our board at this time. The Chairman provides leadership to the board and works with the board to define its structure and activities in the fulfillment of its responsibilities. The Chairman sets the board agendas with board and management input, facilitates communication among directors, works with the Chief Executive Officer to provide an appropriate information flow between management and the board and presides at meetings of the board and shareholders. With the Chairman’s assumption of these duties, the Chief Executive Officer may place a greater focus on our strategic and operational activities. We also believe our board feels a greater sense of involvement and brings a wider source of perspective as a result of this structure, from which we benefit.
Independent Director Sessions
Given the sound structure of the board’s leadership, we do not believe there is a need for a distinct lead independent director role at this time. Consistent with Nasdaq listing rules, the independent directors regularly have the opportunity to meet without the non-independent directors present and in 2012 there were two such sessions.
Board’s Role in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as risks related to the unintentional effects our compensation plans may have on employee decision-making or the impact of competition. Management is responsible for the day-to-day management of risks the Company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal, and organizational risks, and receives regular reports from our Chief Risk Officer regarding comprehensive organizational risk as well as particular areas of concern. The Compensation Committee monitors and assesses the various risks associated with compensation policies, and oversees incentive plans to ensure a reasonable and manageable level of risk-taking consistent with our overall strategy. Additionally, our Chief Credit Officer and loan review staff are directly responsible for overseeing our credit risk.
We believe that establishing the right “tone at the top” and providing for full and open communication between management and our board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the Company. Senior officers attend many of the board meetings or, if not in attendance, are available to address any questions or concerns raised by the board on risk management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.
Code of Ethics
We have a code of conduct in place that applies to all of our directors, officers and employees. The code sets forth the standard of ethics that we expect all of our directors, officers and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics is posted on our website at www.midwestone.com. We intend to satisfy the disclosure requirements under Item 5.05(c) of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

AUDIT COMMITTEE REPORT
The Audit Committee, which is comprised solely of independent directors, assists the board of directors in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews our audited financial statements and recommends to the board that they be included in our Annual Report on Form 10-K.
The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2012 with our management and KPMG LLP, our independent registered public accounting firm. The committee has also discussed with KPMG LLP the matters required to be discussed by SAS 61, as amended (Codification for Statements on Auditing Standards), and has received and discussed the written disclosures and the letter from KPMG LLP required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence. Based on the review and discussions with management and KPMG LLP, the committee has recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.
Submitted by:
The MidWestOne Financial Group, Inc. Audit Committee
Richard R. Donohue (Chairman)
John S. Koza
Tracy S. McCormick
R. Scott Zaiser

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion & Analysis (“CD&A”) describes MidWestOne Financial’s compensation philosophy and policies as applicable to the NEOs listed in the Summary Compensation Table on page 21. This CD&A is intended to explain the structure and rationale associated with each material element of the executives’ total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following this CD&A.
It is important to understand that MidWestOne Financial and MidWestOne Bank share an executive management team. The members of the executive management team, including the NEOs, are compensated by the Bank not by MidWestOne Financial. The compensation packages of the NEOs are determined and approved by the Compensation Committee based on the executives’ performance and roles for both MidWestOne Financial and MidWestOne Bank.

As noted previously, the Compensation Committee engaged the services of F.W. Cook & Co., an independent compensation consultant, to provide expertise and serve as a resource as the committee continually evaluates and analyzes our executive compensation program. In connection with its work for the committee during 2012, F.W. Cook assisted the committee with identifying an effective peer group of financial institutions in the Midwestern United States. The peer group companies were identified based on asset size, economic factors, and geographical area. The peer group included the following organizations in 2012:

• Bank Mutual Corporation, Milwaukee, WI	• Hills Bancorporation, Hills, IA
• BankFinancial Corporation, Burr Ridge, IL	• Horizon Bancorp, Michigan City, IN
• Baylake Corp., Sturgeon Bay, WI	• Lakeland Financial Corporation, Warsaw, IN
• CFS Bancorp, Inc., Munster, IN	• MainSource Financial Group, Inc., Greensburg, IN
• Enterprise Financial Services Corp., Clayton, MO	• MutualFirst Financial, Inc., Muncie, IN
• First Financial Corporation, Terra Haute, IN	• QCR Holdings, Inc., Moline, IL
• First Mid-Illinois Bancshares, Inc., Mattoon, IL	• Waterstone Financial, Inc., Wauwatosa, WI
• German American Bancorp, Inc., Jasper, IN	• West Bancorporation, West Des Moines, IA
• Hawthorn Bancshares, Inc., Lees Summit, MO
Regulatory Impact on Compensation
As a publicly-traded financial institution, MidWestOne Financial must contend with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require MidWestOne Financial and the Compensation Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. As the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of ongoing concepts of risk assessment into compensation decisions continues to be a key focus of the committee in its decision making.
Under its long-standing Interagency Guidelines Establishing Standards for Safety and Soundness (the “Safety and Soundness Standards”), the FDIC has long held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework within which to make a determination as to whether compensation is to be considered excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or noncash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee’s compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that, in order to give proper context, such an assessment must be made in light of the institution’s overall financial condition.
In addition to the Safety and Soundness Standards, the Compensation Committee must also take into account the joint agency Guidance on Sound Incentive Compensation Policies (the “Guidance”). Various financial institution regulatory agencies worked together to issue the Guidance, which is intended to serve as a complement to the Safety and Soundness Standards. The Guidance sets forth a framework for assessing and mitigating risk associated with incentive compensation plans, programs and arrangements maintained by financial institutions. The Guidance is more narrow in scope than the Safety and Soundness standards because it applies only to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to an institution. With respect to such individuals, the Guidance is intended to focus an institution’s attention on balanced risk-taking incentives, compatibility of incentives with effective controls and risk management, and a focus on general principles of strong corporate governance in establishing, reviewing and maintaining incentive compensation programs.
The Compensation Committee, with the assistance of its advisors and Company management, continues to monitor the status of compensation-related rules and regulations expected to be finalized or issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). While the committee believes its own risk assessment procedures are effective, the committee is prepared to implement any additional steps that may be deemed necessary to fully comply with such rules and regulations when finally finalized or issued. The committee does note, however, that the proposed risk assessment rules issued under the Dodd-Frank Act nearly mirror the Safety and Soundness Standards and the framework of the Guidance. As such, the committee already adheres, in many respects, with the proposed rules and regulations under the Dodd-Frank Act.

Finally, in addition to the foregoing, as a publicly-traded corporation, MidWestOne Financial is also subject to the SEC’s rules regarding risk assessment. Those rules require a publicly-traded company to determine whether any of its existing incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the Company.
The Compensation Committee continues to believe in and practice a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals and this has always been a component of its overall assessment of the compensation plans, programs and arrangements it has put in place for MidWestOne Financial’s NEOs. In this regard, the committee has regularly revisited the components of the frameworks set forth in the Safety and Soundness Standards and the Guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into MidWestOne Financial’s compensation programs for NEOs. The committee believes the Company has adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings or other financial results in an effort to enhance his or her compensation.
2012 Say On Pay
MidWestOne Financial received approximately 98% of votes cast in support of executive compensation at the 2012 annual shareholders’ meeting. MidWestOne Financial, the board and the Compensation Committee pay careful attention to communications received from shareholders regarding its executive compensation, including the results of these non-binding advisory votes. The committee considered the results of the advisory vote, but not for specific 2012 compensation decisions. The committee believes that the vote reflects our shareholders’ agreement with our compensation philosophy and the manner in which we compensate our NEOs, as such the committee did not alter our compensation philosophy for 2012 as a result of the 2012 vote. The committee continually strives to provide shareholder value while retaining key executives.
Compensation Philosophy and Objectives
The Compensation Committee believes that, at their core, executive compensation plans, programs and arrangements must clearly align with MidWestOne Financial’s achievement of sustained, long-term financial success and also with the overall goal of increasing shareholder value. All of MidWestOne Financial’s compensation programs are designed to attract and retain key employees, motivate them to achieve desired performance, and to reward them for excellent performance. The programs are not designed or intended to reward substandard performance results. Our executive compensation programs are intended to align the interests of management with those of our shareholders without creating undue risk to the Company. Compensation programs provide elements of both short and long-term performance with the goal of increasing shareholder value over the long term, but we place a greater focus on long-term performance as we believe that our shareholders more often take a long-term view with respect to their ownership in the Company. We believe that executive compensation should not be tied too closely to the short-term performance of our stock, whether favorable or unfavorable, because short-term changes to the price of our stock may be more closely related to general market issues, not necessarily our performance. Rather, we strive to design balanced goals that incorporate multiple levels of financial metrics including Company or division performance results as such measures will more accurately reflect our performance. We continue to believe that executive compensation programs should reflect an environment of setting goals and expectations while rewarding results, thus influencing the general compensation of all employees throughout the Company.
We also believe that compensation programs of our NEOs should reflect, in large part, success as a management team rather than as individuals, with focus on attaining key operating objectives with respect to loan, deposit, and total asset growth, asset quality, the growth and consistency of earnings, providing support to the many communities in which we do business, and ultimately an increased market price for our stock. Executive compensation programs are not designed or intended to provide our executives with incentives to engage in business activities or other conduct which would threaten the value of MidWestOne Financial or the investments of our shareholders. We believe that the performance of the executives, in consideration of the general economic and specific company, industry, and competitive conditions, should be the basis for determining their overall compensation.
MidWestOne Financial’s executive compensation program is designed and structured to achieve the following guiding philosophies and strategic objectives:

•	encourage a relatively consistent and competitive return to our shareholders;

•	maintain an environment which encourages and promotes stability and a long-term perspective for both the Company and our management team;

•	maintain a currently competitive compensation program, which is motivating for officers and staff members, giving us the flexibility to:

◦	ensure the performance and success of each individual in support of our current goals and strategic plan;

◦	allow the hiring and retention of key personnel who are critical to our long-term success;

◦	emphasize goal-based performance objectives, including various incentive compensation programs which are aligned with management’s strategic plan and focused efforts; and

◦	minimize, and eliminate when possible, any undue risk to the Company with respect to all compensation practices and programs;

•	provide consistent management practices which:

◦	fulfill appropriate and necessary oversight responsibility to the constituents of MidWestOne (shareholders, customers, employees, regulators, and communities);

◦	maintain the highest level of ethical standards and conduct according to our overall corporate policies; and

◦	avoid any implied or real conflict between management’s responsibilities to the Company and each person’s personal interests.
Our 2012 Performance
We believe that 2012 was a continued year of progress for the Company, and the achievement of its financial results relative to the broader financial services industry is noteworthy. The Company showed improvement in many important financial ratios.  Our earnings increased to an all time high of $1.97 per share. Our credit quality remained strong, improving slightly and was in the top third of our benchmark companies. Our capital position remains strong with our tangible common equity to tangible assets ratio increasing to 9.22% in 2012 (see Item 6 - Selected Financial Data on pages 30 to 33 of our Annual Report on Form 10-K for the year ended December 31, 2012 for specifics on this and other non-GAAP measures presented in this paragraph). We completed the termination of the Company’s defined benefit pension plan at a loss of $6.1 million, and realized a $4.0 million gain on the sale of our Home Mortgage Center. Despite the overall negative impact of these two events, net income grew to $16.8 million. Our operational efficiency was 58.8% for MidWestOne Financial after excluding the impact of the one-time items outlined above.  We saw continued improvement of net charge-offs and the allowance for loan and lease losses.  Our net charge-off of average loans outstanding was 0.21%. During 2012, our performance placed us generally within a range of the top two to nine organizations of our Midwestern peer group, depending on the specific financial metric being compared.
Named Executive Officers
Throughout this CD&A, and in the Summary Compensation Table that follows, we refer to our named executive officers or NEOs. With respect to 2012, the NEOs of MidWestOne Financial are Charles N. Funk, our President and Chief Executive Officer, Susan R. Evans, our Chief Operating Officer, Kent L. Jehle, our Executive Vice President and Chief Credit Officer, Gary J. Ortale, our Executive Vice President and Chief Financial Officer, and James M. Cantrell, our Vice President and Chief Risk Officer.
Compensation Components
General. There are four major components to executive officer compensation: base salary, bonus, equity awards and additional benefits. The Compensation Committee’s decisions regarding each of these components for the NEOs are based in part on its subjective judgment and take into account qualitative and quantitative factors, as set forth in the following discussion. In reviewing an executive officer’s compensation, the committee considers and evaluates all components of the officer’s total compensation package, including base salary, bonus, incentive stock awards, perquisites, participation in our non-qualified executive plans, participation in our 401(k) and ESOP plans, and any other payments, awards, or benefits that an officer earns. Further, the committee considers any amounts an officer is entitled to receive upon retirement, termination or a change-in-control event. The committee strives to provide each executive officer with a competitive total compensation package which aligns with the stated compensation objectives discussed earlier. The committee continues to focus on the various layers of regulation (as described above) that may have continuing impact our compensation programs as well as, and more significantly, the need to retain and reward our executive leadership team so we can continue to provide positive returns for our shareholders.
During 2012, MidWestOne entered into certain employment agreements with Ms. Evans and Messrs. Funk, Ortale and Jehle, and entered into a change of control agreement with Mr. Cantrell. In determining the terms and conditions of the new employment agreements and the change of control agreement, the Compensation Committee solicited and considered information regarding current market “best practices” and the practices of its peer financial institutions. The committee considered the appropriateness of certain individual provisions of the agreements and also the costs involved in providing the compensation and benefits promised under such agreements. It is noteworthy that the new employment agreements for Messrs. Funk and Jehle provide a reduced severance benefit, for a termination not in connection with a change of control, compared to their prior agreements. The terms of these agreements are described in more detail following the compensation tables included in this proxy statement. The Committee believes these agreements are a significant tool in attracting and retaining key employees to MidWestOne as they should allow the executive to focus on the best interests of the Company, which in certain cases may diverge from their own best interests.
Base Salary. The Compensation Committee believes that competitive base salary received by an executive officer serves as a form of financial security to each individual and enables us to maintain a stable management team, which in turn leads to a more stable corporate environment. The committee believes that a consistent and motivated management team, made up of highly qualified executives, is key to the success of MidWestOne Financial. Therefore, base salary makes up the largest portion of the total compensation package.
Over the last few years, the Compensation Committee has continued to evaluate the salaries of our NEOs with consideration given to, among other things, how the structure of the organization has evolved, the level of responsibility of each executive officer and each executive’s key contributions. One aspect of this evaluation was for the committee to compare MidWestOne Financial’s compensation levels to that of its 17 peer companies. The committee acknowledges that the roles and responsibilities of our NEOs continue to be increasingly substantial to the success of the Company and, therefore, the performance of our NEOs is critical to ongoing positive financial performance. The committee has considered information included in generally available salary surveys for comparable positions at financial institutions that were similar in asset size, as well as the specific advice of F.W. Cook & Co. While the committee does not specifically benchmark our NEOs’ compensation to any particular mark, the committee believes maintaining a base salary position which is reflective of what is competitive and fair with respect to our peers, generally, and, more specifically, to the financial institutions in the top third of our peer group, will serve to focus our NEOs on maintaining the Company’s financial performance in the top third of our peer group.
Each NEO’s performance is evaluated by reviewing performance appraisal information and recommendations made available by management. This review considers each NEO’s achievement of individual goals and how his or her performance has contributed to the overall financial performance of MidWestOne Financial. Mr. Funk presents the performance evaluations and his recommendations for each NEO, other than himself, to the Compensation Committee. Mr. West, the committee’s Chairman, presents the same for Mr. Funk. Mr. Monson, the Chairman of MidWestOne Financial’s board of directors also provides feedback to the committee about Mr. Funk’s performance.
Generally, the Compensation Committee determines the annual base salaries for the coming year at the end of the prior calendar year. In determining these base salaries, we consider the same general factors discussed above including the continuing changing landscape of the banking environment regionally and nationally, the impact of the economy and increased regulation of our industry on our earnings, the return on average assets, and overall assets. The committee also considers certain economic factors in the financial industry that are beyond the NEOs’ control and the committee believes that MidWestOne Financial’s performance continues to compare favorably in several areas with other financial institutions, including those in our identified peer group.
Cash Incentive Awards-Bonus. The executive committee members of MidWestOne Bank, which is the Bank’s senior management team, are generally eligible for a bonus. The NEOs of MidWestOne Financial are included in this senior management team group. The bonus plan is designed to provide an incentive to attain individual and corporate goals while minimizing any risks which may affect MidWestOne Financial’s overall financial performance. Generally speaking, thresholds and targets are set within each bonus plan so that improvement in each goal category is necessary in order to receive any or all of the bonus payout. In addition, the bonus plans of the NEOs include a “knock out” provision that requires the attainment of a minimum Company-wide performance goal in order to be able to receive any portion of the annual bonus. The Compensation Committee does, however, retain the discretion to increase or decrease the amount of a bonus if it determines that special circumstances existed during the year which warranted adjustment of any bonus amount.
The bonus and corresponding goal setting process occurs annually. Mr. Funk provides recommendations with respect to management, other than himself, to Mr. West for initial review. Mr. West discusses Mr. Funk’s recommendations with members of the Compensation Committee and also considers factors applicable to Mr. Funk’s annual bonus. Mr. West then presents bonus recommendations to the committee for approval.
In 2012, pursuant to our bonus plan, Mr. Funk was potentially eligible for an annual bonus equal to one-third of his salary, or $118,322. Based on his and the Company’s performance during 2012, Mr. Funk earned 90% of his bonus.

The components designated by the Compensation Committee, and the percentage of salary that the NEOs were eligible to earn for 2012 performance and resulting actual bonus received, were as follows:

Name	Net Operating Income/EPS	Profitability	Efficiency Ratio	Individual Goals - Subjective	2012 Eligible Bonus (as % of Base Salary)
Charles N. Funk	40%	20%	10%	30%	33%
Susan R. Evans	40%	20%	20%	20%	25%
Kent L. Jehle	40%	30%	—	30%	25%
Gary J. Ortale	50%	25%	25%	—	25%
James M. Cantrell	60%	—	20%	20%	15%
Net Operating Income and Earnings Per Share Component. The Committee believes that net operating income and earnings per share are appropriate measures because each focuses on the financial performance of the Company, which in turn reflects shareholder value. Each NEO has a portion of his or her bonus tied to this metric. The committee elected to use net operating income as the measure for the 2012 bonus “knock out” provision. As such, if net operating income was not at least $12,250,000, no bonus was to be paid to the NEOs unless the committee found special circumstances to warrant the payment of a bonus. Assuming the “knock out” threshold was exceeded, the NEOs would be eligible to receive 100% of the net operating income component of their bonuses if 2012 net operating income was at least $14,386,000 and earnings per share were at least $1.72. Our 2012 net operating income was $16,571 000 and our 2012 earnings per share were $1.97. Therefore, the NEOs earned 100% of this component.
Profitability Component. Because the Compensation Committee is committed to paying the level of base salary of our NEOs in a range that is competitive with the top one-third of the institutions in our peer group, the committee believes it is appropriate to incentivize our management team to ensure that the Company’s performance is also within the top one-third of the institutions within our peer group. As such, if the Company’s 2012 profitability (as measured by return on assets and return on tangible equity) was within the top one-third of the institutions of the peer group, our NEOs would be deemed to have achieved this component of the bonus plan. The committee determined that we met 70% of this goal for 2012 and, as such, the NEOs were awarded a percentage of their bonus for this component of the annual formula.
Efficiency Ratio. The Compensation Committee believes that cost containment is a goal to strive for where and when it is reasonable and practical. As such, the committee added a bonus component in 2012 tied to our efficiency ratio. The committee believes the efficiency ratio is a good metric on which to base a portion of the bonus because it reflects our cost of doing business. For 2012, Ms. Evans and Messrs. Funk, Ortale and Cantrell were asked to move our efficiency ratio under 59.0%. No payout would occur with respect to this component if the 2012 efficiency ratio was higher than the 2011 efficiency ratio. For 2012, our efficiency ratio, after adjusting out the loss on termination of our defined benefit pension and gain on sale of our Home Mortgage Center, was 58.8% (see Item 6 - Selected Financial Data on pages 30 to 33 of our Annual Report on Form 10-K for the year ended December 31, 2012 for specifics on this and other non-GAAP measures presented in this paragraph).
Individual Performance Component. For 2012, individual goals were assigned to each executive and generally reflect corporate measures that are affected by that executive’s performance. The Compensation Committee generally assesses overall progress toward the goals, but also retains the ability to reward other aspects of the NEOs performance during the year.
In determining whether each of the NEOs met his or her individual goals during 2012, and was therefore eligible for the subjective component of his or her bonus plan, the Compensation Committee considered the following:

•
With respect to Mr. Funk, the committee considered his leadership in ensuring that credit quality remains in the top one-third of the peer group, as well as moving credit quality metrics toward historic norms. Also, the committee viewed our progress toward a constant trend of earnings per share and tangible book value per share growth.

•	With respect to Ms. Evans, the committee considered her leadership in attaining balance sheet growth.

•	With respect to Mr. Jehle, the committee considered his leadership in maintaining credit quality in the top one-third of the Company’s peer group.

•	With respect to Mr. Ortale, his entire 2012 bonus was tied to the achievement of the above described Company performance metrics.

•	With respect to Mr. Cantrell, the committee considered his leadership with ALCO, growth in net interest income, and risk management areas of MidWestOne Bank.

In early 2013, the same bonus plan process was put in place with Mr. Funk and Mr. West presenting the executive bonus plans to the Compensation Committee. Bonus plans for each of the NEOs contained an established target percentage amount that each officer could potentially earn upon meeting the established corporate and individual goals, as approved by the committee at its January 2013 meeting.
Long-Term Incentive Awards-Equity Awards. The board of directors and the Compensation Committee believe in management ownership of our common stock as an effective means to align the interests of management with those of the shareholders. Our current long-term incentive plan (the “2008 Equity Incentive Plan”), which was approved by our shareholders in March 2008, is intended to promote equity ownership in MidWestOne Financial by the directors and selected officers, to focus the management team on increasing value to the shareholders, to increase the plan participants’ proprietary interest in the success of MidWestOne Financial, and to encourage the retention of key employees for an extended period of time. The 2008 Equity Incentive Plan authorizes the issuance of MidWestOne Financial’s common stock, including the granting of stock options and restricted stock units.
All equity awards are at the discretion of the Compensation Committee and are generally subjective in nature. The committee considers the position of the NEO, the officer’s level of influence and the corresponding ability to contribute toward the success of MidWestOne Financial, individual and corporate performance and whether the respective goals were obtained, as well as the level of equity awards granted to individuals with similar positions at our peer companies.
The Compensation Committee typically grants equity awards in January of each year. The timing of the equity grants coincides with the completion of annual performance evaluations and development of current-year bonus plans. The committee reserves the right to grant additional equity awards at other times of the year in connection with the appointment of any new directors or officers or to compensate key employees for other significant or notable achievements.
As it has done since 2010, the Compensation Committee granted solely restricted stock units to NEOs in 2012 and 2013.
All Other Compensation. We provide general and customary benefit programs to executive officers and other employees. Benefits offered to executives are intended to serve a different purpose than base salary, bonus and equity awards. The benefits offered are competitive with the marketplace and help to attract and retain executives and employees, while also providing financial security for employees for retirement as well as unforeseen life events such as illness, disability, or death. The benefits offered to executive officers are generally those offered to other employees. There are some additional perquisites that may only be offered to executive officers. Due to the nature of benefits offered, the Compensation Committee does not adjust the level of benefits offered on a year-to-year basis. MidWestOne Financial will continue to offer benefits, the amount of which shall be determined from time-to-time at the sole discretion of the committee, provided that such benefits are not determined by regulatory rules to be limited or prohibitive as outlined in their respective restrictions.
The following table illustrates benefits and perquisites we provide to employees, including our NEOs:

	Executive Officers	Other Officers / Managers	Full-Time Employees
Health Plans:
Life & Disability Insurance	X	X	X
Medical/Dental/Vision Plans	X	X	X
Retirement Plans:
401(k) Plan/Profit-Sharing	X	X	X
SERP/Deferred Compensation Plan	X	X	Not Offered
ESOP	X	X	X
Perquisites:
Automobile Allowance	As Duties Require	As Duties Require	Not Offered
Social Club Membership	As Duties Require	As Duties Require	Not Offered
401(k) Plan. MidWestOne Financial sponsors a qualified, tax-exempt 401(k) retirement plan and trust qualifying under Section 401(k) of the Internal Revenue Code. The 401(k) plan is considered a defined contribution plan. American Trust & Savings Bank of Dubuque, Iowa administers the plan. American Trust’s services include general compliance advice, required testing, plan design, enrollment and distributions, and overall management of plan assets.

All employees are eligible to participate in this plan after meeting eligibility requirements pertaining to age and service. Eligible employees are permitted to contribute up to a maximum dollar amount permitted by law. Participants may choose their own investments for their assets or they may elect a managed plan whereby a plan manager makes investment decisions on the behalf of the participant according to the investment risk level they have chosen.
Pursuant to the plan, we provide a safe harbor matching contribution of a participant’s deferral amount. The safe harbor match formula is calculated at 100% of the first 3% of eligible compensation and 50% of the next 2% of eligible compensation. The safe harbor formula protects the plan from being in a discriminatory status with respect to participation, salary levels, deferrals, and matching contributions and various IRS requirements.
There is also a profit-sharing contribution component to the 401(k) plan which provides for an additional non-elective employer contribution to the retirement account of each participant. This contribution is discretionary and, if paid, would be based upon the Company’s profitability in a given year and then calculated on the participant’s annual compensation according to the provisions of the plan. There has been no history established with the paying of this discretionary contribution. There was no profit-sharing contribution made to the plan in 2008 through 2012 and it is not anticipated that we would make this contribution in 2013.
Employee Stock Ownership Plan. MidWestOne Financial sponsors a tax-qualified employee stock ownership plan, also known as the ESOP, designed primarily to reward eligible employees for their service to the Company in the form of a retirement benefit. As with the 401(k) plan, American Trust & Savings Bank of Dubuque, Iowa serves as its plan administrator.
Any benefits payable under the ESOP are based solely upon the statutorily limited amounts contributed for the benefit of the participants, along with any changes in the value of those contributions while they are held in the ESOP. The ESOP does not permit or require any contributions by participating employees. Subject to certain exceptions under the law, contributions to the ESOP are fully vested after six (6) years of service with the Company. MidWestOne Financial, the sponsor of the ESOP, makes an annual contribution which is allocated among all eligible employees of the Company, including executive officers. The ESOP contribution is calculated as a designated percentage of annual eligible compensation each year. This contribution is discretionary in nature and is set and approved by the MidWestOne Financial board of directors each January. A contribution table was developed and approved by MidWestOne Financial’s board of directors in 2010, and amended in January 2013, is used in order to provide for a specified range of contribution levels in the plan correlating to specific financial results of the Company.
MidWestOne Bank Retirement Plan. Until June 2012, MidWestOne Financial sponsored the MidWestOne Bank Retirement Plan, which was a tax-qualified defined benefit pension plan. The plan was formerly known as the Iowa State Bank & Trust Company Retirement Plan. The plan had been frozen for several years. Therefore, no new benefits had accrued to anyone under the plan since December 31, 2007. In October 2011, to avoid the risk of any future funding deficiencies with respect to the plan, the MidWestOne Bank board of directors elected to begin proceedings to liquidate the plan and that procedure was completed during June 2012.
Ms. Evans and Messrs. Funk, Ortale and Jehle had vested benefits under the plan and each received a one-time lump sum distribution in connection with the liquidation.
Supplemental Retirement Agreements. MidWestOne Financial provides certain executive officers with supplemental retirement benefits as an added incentive to remain with, and focus on, the Company’s financial success over the long-term. The supplemental retirement benefits are nonqualified deferred compensation arrangements. They are unfunded and unsecured promises of the Company to pay a benefit to each executive in the future. In the case of insolvency of the Company, the executives participating in such arrangements would be treated as general unsecured creditors of the Company. As such, we believe that these supplemental retirement agreements encourage our executive officers to think about, and work toward, the long-term health and success of MidWestOne Financial.
Each of Ms. Evans and Messrs. Funk, Ortale and Jehle participate in the supplemental retirement benefits. Pursuant to their individual agreements, they will each receive a set dollar amount upon a retirement from employment after attaining 65 years of age. Upon such a retirement, the executive’s benefit will be paid in a series of 180 monthly installments. At age 65, Mr. Funk will receive a monthly benefit equal to $2,083, Ms. Evans will receive a monthly benefit equal to $1,250, Mr. Ortale will receive a monthly benefit equal to $2,083, and Mr. Jehle will receive a monthly benefit equal to $1,250.
If the executive retires after attaining age 60, but before attaining age 65, he or she will receive a reduced benefit. If the executive retires before attaining age 60, he or she shall forfeit any right to a benefit under the supplemental retirement agreement. The agreements provide for a death benefit in the case of the executive’s death while still employed by the Company.

In addition, Mr. Jehle participates in one other supplemental retirement benefit. Pursuant to this agreement, he will receive a set dollar amount upon a retirement from employment after attaining 60 years of age. Upon such a retirement, Mr. Jehle’s benefit will be paid in a series of 120 monthly installments. At age 60, Mr. Jehle will receive a monthly benefit equal to $833.
If Mr. Jehle retires after attaining age 55, but before attaining age 60, he will receive a reduced benefit. If Mr. Jehle retires before attaining age 55, he shall forfeit any right to a benefit under the supplemental retirement agreement. The agreement provides for a death benefit in the case of Mr. Jehle’s death while still employed by the Company.
As a condition to receiving the continued stream of monthly installments, the executives will be subject to restrictive covenants for a period of 60 months following any retirement which results in payment to him or her of a supplemental retirement benefit.
Other Perquisites. We believe that perquisites for executive officers should be very limited and conservative in nature, both in scope and value. Consistent with this philosophy, MidWestOne Financial has generally provided nominal benefits to executives that are not available to other full time officers and employees. This approach to perquisites is anticipated to continue in the future. We provide social club memberships for all market presidents and certain commercial banking officers in each market up to a maximum amount of $2,500 annually. The social club benefit is for single memberships only and serves the business purpose of extending the officer’s external visibility and resulting business opportunities in their home community. A Company automobile is provided for certain officers if needed for business travel. Ms. Evans and Messrs. Funk, Ortale and Jehle have Company-owned cars assigned to them. In the interest of transparency and full disclosure, we have reported the value of all perquisites to NEOs in the Summary Compensation Table even though not required under the SEC rules. MidWestOne Financial will continue to offer limited perquisites, the amount of which shall be determined from time-to-time in the sole discretion of the Compensation Committee, provided that such perquisites are not considered to be restricted or prohibited by any compensation regulations.
Compensation Decisions
This section describes the decisions made by the Compensation Committee with respect to the compensation for NEOs for 2012 as well as certain decisions with respect to 2013 compensation.
Base Salary. We review the base salaries of the NEOs annually to determine whether or not they will be adjusted, as described above. The salaries for 2012, determined by the Compensation Committee at the end of 2011, are set forth in the Summary Compensation Table on page 21.
At the end of 2012, the Compensation Committee met to set base salaries for 2013. In determining those base salaries, the committee considered many of the same factors identified above. The total increase in base salaries for the NEOs for 2013 represented an increase of approximately 2.6% over 2012.
This table reflects base salaries of our NEOs which were earned in 2012 and those base salaries set for 2013:

Named Executive Officer	2012	2013
Charles N. Funk	$355,000	$363,000
Susan R. Evans	$223,000	$229,000
Kent L. Jehle	$222,000	$227,500
Gary J. Ortale	$202,000	$207,500
James M. Cantrell	$179,000	$186,200
Bonus. Mr. Funk was awarded a cash bonus with respect to his and the Company’s performance in 2012 and the achievement of his bonus plan goals. Our other NEOs achieved the goals for earning a cash bonus established by the Compensation Committee and, therefore, were awarded cash bonuses as set forth below:

Name	Bonus Compensation Earned in 2012
Charles N. Funk	$106,490
Susan R. Evans	$50,733
Kent L. Jehle	$50,505
Gary J. Ortale	$45,325
James M. Cantrell	$22,366

In early 2013, the Compensation Committee agreed on the terms of our 2013 bonus plan. Pursuant to that plan, each of Ms. Evans and Messrs. Ortale and Jehle is eligible to receive a bonus up to a maximum of 25% of his or her base salary. Mr. Cantrell is eligible to receive a bonus up to a maximum of 15% of his base salary. Mr. Funk is eligible to receive a bonus up to a maximum of 33.3% of his base salary.
Equity Awards. We typically grant equity incentives to our eligible employees, including the NEOs, in January of each year. The incentive stock options and/or restricted stock units granted to the NEOs vest in equal installments over four years and are subject to forfeiture until vested. There are no additional restricted stock units awarded equal in value to the amount of dividends paid with respect to the underlying shares of common stock.
In January 2012, the Compensation Committee approved equity grants for its NEOs comprised solely of restricted stock units. The committee made the following awards:

•	Mr. Funk was awarded 5,632 restricted stock units.

•	Ms. Evans and Messrs. Ortale and Jehle each received 1,000 restricted stock units.

•	Mr. Cantrell was awarded 500 restricted stock units.
In January 2013, the Compensation Committee approved equity grants for its NEOs comprised solely of restricted stock units. The committee made the following awards:

•	Mr. Funk was awarded 3,000 restricted stock units.

•	Ms. Evans and Messrs. Ortale and Jehle each received 1,500 restricted stock units.

•	Mr. Cantrell was awarded 500 restricted stock units.
With the exception of the portion of Mr. Funk’s award described below, the restricted stock units granted to our NEOs will vest 25% on the first anniversary of the date of grant, 25% on the second anniversary, 25% on the third anniversary, and 25% on the fourth anniversary. Of the 5,632 restricted stock units granted to Mr. Funk, 2,500 will vest as described in the preceding sentence and the remaining 3,132 restricted stock units will vest 50% on the second anniversary of the date of grant, 25% on the third anniversary, and 25% on the fourth anniversary. There will be no dividend equivalents issued with respect to restricted stock units.
All Other Compensation. While the Compensation Committee reviews and monitors the level of other compensation offered to the NEOs, the committee typically does not adjust the level of benefits offered on an annual basis. The committee does consider the benefits and perquisites offered to the NEOs in its evaluation of the total compensation received by each. The perquisites received by the NEOs in 2012 are reported in the Summary Compensation Table on page 21. The benefits offered in 2012 to the NEOs are expected to continue for 2013, unless otherwise limited or prohibited by any regulatory rules.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the MidWestOne board of directors has submitted the following report for inclusion in this proxy statement:
The Compensation Committee has reviewed and approved the CD&A contained in this proxy statement with management. Based on the committee’s discussion with management, the committee recommended that the board of directors approve and include the CD&A in this proxy statement.
Submitted by:
The MidWestOne Financial Group, Inc. Compensation Committee
Stephen L. West, Chairman
Barbara J. Kniff-McCulla
Robert J. Latham
Robert D. Wersen
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information concerning the compensation of our NEOs, which consist of our Chief Executive Officer, Chief Financial Officer, and our three most highly compensated executive officers, in 2012. Except as otherwise required pursuant to SEC rules, the table sets forth the following information for the years ended December 31, 2012, 2011, and 2010: (i) the dollar value of base salary and bonus earned; (ii) the aggregate grant date fair value of stock and option awards granted at any time computed in accordance with FASB ASC Topic 718; (iii) all other compensation; and (iv) the dollar value of total compensation.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Nonqual-ified Deferred Compen-sation Earnings(2)	All Other Compen-sation(3)(4)	Total Compen-sation(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Charles N. Funk	2012	$355,000	—	$94,899	—	$106,490	$858	$28,309	$585,556
President and Chief	2011	$340,000	—	$76,700	—	$49,740	$53,185	$27,915	$547,540
Executive Officer	2010	$315,000	—	$70,125	—	—	$25,525	$25,679	$436,329

Susan R. Evans	2012	$223,000	—	$16,850	—	$50,733	$694	$26,616	$317,893
Chief Operating Officer	2011	$210,000	—	$10,325	—	$46,150	$15,440	$26,328	$308,243
	2010	$190,000	—	$23,375	—	$40,375	$7,056	$16,039	$276,845

Kent L. Jehle	2012	$222,000	—	$16,850	—	$50,505	$495	$25,229	$315,079
Executive Vice President and	2011	$217,000	—	$10,325	—	$50,181	$87,782	$24,187	$389,475
Chief Credit Officer	2010	$211,000	—	$23,375	—	$47,475	$37,834	$17,629	$337,313

Gary J. Ortale	2012	$202,000	—	$16,850	—	$45,325	$8,411	$26,724	$299,310
Executive Vice President and	2011	$196,000	—	$10,325	—	$43,120	$81,610	$26,625	$357,680
Chief Financial Officer	2010	$190,000	—	$23,375	—	$40,375	$42,460	$17,187	$313,397

James M. Cantrell	2012	$179,000	—	$8,425	—	$22,366	—	$15,630	$225,421
Vice President and Chief Risk	2011	$172,750	—	$5,310	—	$26,000	—	$14,549	$218,609
Officer	2010	$167,750	—	$9,350	—	$21,420	—	$19,652	$218,172

(1)
The amounts set forth in the “Stock Awards” column and the “Option Awards” column reflect the grant date fair value of awards granted during the years ended December 31, 2012, 2011 and 2010, in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 13 to our consolidated financial statements for the year ended December 31, 2012, which is located on pages 95 through 97 of our Annual Report on Form 10-K.

(2)
The amounts set forth in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column includes the change in the value of accrued benefits under the MidWestOne Bank Retirement Plan and above-market interest, as determined for proxy disclosure purposes only, accrued under the Supplemental Executive Retirement Agreement during the year. The MidWestOne Bank Retirement Plan was liquidated in June 2012 as discussed in the CD&A above.

The 2012 amounts attributable to each are as follows:

Name	Change in Pension Value	Above-Market Interest	Change in Pension Value and Nonqualified Deferred Compensation Earnings
Charles N. Funk	—	$858	$858
Susan R. Evans	—	$694	$694
Kent L. Jehle	—	$495	$495
Gary J. Ortale	$8,411	—	$8,411
James M. Cantrell	—	—	—

The 2011 amounts attributable to each are as follows:

Name	Change in Pension Value	Above-Market Interest	Change in Pension Value and Nonqualified Deferred Compensation Earnings
Charles N. Funk	$52,437	$748	$53,185
Susan R. Evans	$14,854	$586	$15,440
Kent L. Jehle	$87,345	$437	$87,782
Gary J. Ortale	$81,610	$—	$81,610
James M. Cantrell	—	—	—

The 2010 amounts attributable to each are as follows:

Name	Change in Pension Value	Above-Market Interest	Change in Pension Value and Nonqualified Deferred Compensation Earnings
Charles N. Funk	$24,880	$645	$25,525
Susan R. Evans	$6,570	$486	$7,056
Kent L. Jehle	$37,450	$384	$37,834
Gary J. Ortale	$42,460	$—	$42,460
James M. Cantrell	—	—	—

(3)	All other compensation for the NEOs attributable to fiscal 2012 is summarized below.

Name	Perquisites(i)	401(k) Match	ESOP Contribution	Total “All Other Compensation”
Charles N. Funk	$2,832	$10,000	$8,750	$21,582
Susan R. Evans	$4,174	$10,000	$8,750	$22,924
Kent L. Jehle	$3,343	$9,218	$8,750	$21,311
Gary J. Ortale	$1,555	$7,089	$8,750	$17,394
James M. Cantrell	—	$7,840	$7,790	$15,630

(i)	Includes any imputed income related to the use of a Company-owned automobile for Messrs. Funk, Jehle, and Ortale and Ms. Evans, and the Company-paid dinner club membership dues for Mr. Funk.

(4)
The 2011 and 2010 amounts reflected in these columns have been revised to include the Company’s contribution to the supplemental executive retirement plans (the “SERP”) maintained on behalf of Ms. Evans and Messrs. Funk, Jehle and Ortale. Such amounts were previously disclosed in the Nonqualified Deferred Compensation Table.

Grants of Plan Based Awards

The following table provides information on equity grants awarded to our NEOs during 2012. All such grants were made under our 2008 Equity Incentive Plan, which is described in more detail in the CD&A.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: # of Shares of Stock or Units	All Other Option Awards: # of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock Unit Awards
		Threshold	Target	Maximum
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Charles N. Funk	2/15/2012	—	—	—	5,632	—	—	$94,899
		—	$118,333	—	—	—	—	—
Susan R. Evans	2/15/2012	—	—	—	1,000	—	—	$16,850
		—	$55,750	—	—	—	—	—
Kent L. Jehle	2/15/2012	—	—	—	1,000	—	—	$16,850
		—	$55,500	—	—	—	—	—
Gary J. Ortale	2/15/2012	—	—	—	1,000	—	—	$16,850
		—	$55,500	—	—	—	—	—
James M. Cantrell	2/15/2012	—	—	—	500	—	—	$8,425
		—	$26,850	—	—	—	—	—

(1)
The amounts set forth in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" columns reflect the threshold and target payouts for performance under the bonus plan as described in the section titled “Cash Incentive Awards-Bonuses” in the CD&A above. The amount earned by each NEO for 2012 performance is included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information concerning the exercisable and unexercisable stock options and restricted stock units at December 31, 2012, held by each NEO:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock that Have Not Vested(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)
Name	Exercisable	Unexercisable(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Charles N. Funk	6,000	—	$16.69	4/1/2018	—	—
	2,750	3,750	$9.34	1/22/2019	—	—
	—	—	—	—	14,582	$299,077
Susan R. Evans	500	—	$16.69	4/1/2018	—	—
	375	125	$9.34	1/22/2019	—	—
	1,200	1,200	$7.02	7/16/2019	—	—
	—	—	—	—	2,850	$58,454
Kent L. Jehle	3,000	—	$16.69	4/1/2018	—	—
	—	1,500	$9.34	1/22/2019	—	—
	—	—	$—	—	2,775	$56,915
Gary J. Ortale	500	—	$16.69	4/1/2018	—	—
	375	125	$9.34	1/22/2019	—	—
	3,600	1,200	$7.02	7/16/2019	—	—
	—	—	—	—	2,850	$58,454
James M. Cantrell	375	125	$7.02	7/16/2019	—	—
	—	—	—	—	1,345	$27,586

(1)	The table below shows the remaining vesting schedule for unexercisable options granted on January 22, 2009 with an exercise price of $9.34.

Name	1/22/2013
Charles N. Funk	3,750
Susan R. Evans	125
Kent L. Jehle	1,500
Gary J. Ortale	125

The table below shows the remaining vesting schedule for unexercisable options granted on July 16, 2009 with an exercise price of $7.02.

Name	7/16/2013
Susan R. Evans	1,200
Gary J. Ortale	1,200
James M. Cantrell	125

(2)	The table below shows the remaining vesting schedule for unvested restricted stock units granted on January 22, 2009.

Name	1/22/2013
Susan R. Evans	75
Gary J. Ortale	75

The table below shows the remaining vesting schedule for unvested restricted stock units granted on July 16, 2009.

Name	7/16/2013
James M. Cantrell	75

The table below shows the remaining vesting schedule for unvested restricted stock units granted on January 21, 2010.

Name	1/21/2013	1/21/2014
Charles N. Funk	1,875	1,875
Susan R. Evans	625	625
Kent L. Jehle	625	625
Gary J. Ortale	625	625
James M. Cantrell	250	250
The table below shows the remaining vesting schedule for unvested restricted stock units granted on January 18, 2011.

Name	1/18/2013	1/18/2014	1/18/2015
Charles N. Funk	2,600	1,300	1,300
Susan R. Evans	175	175	175
Kent L. Jehle	175	175	175
Gary J. Ortale	175	175	175
James M. Cantrell	90	90	90
The table below shows the remaining vesting schedule for unvested restricted stock units granted on February 15, 2012.

Name	2/15/2013	2/15/2014	2/15/2015	2/15/2016
Charles N. Funk	625	2,191	1,408	1,408
Susan R. Evans	250	250	250	250
Kent L. Jehle	250	250	250	250
Gary J. Ortale	250	250	250	250
James M. Cantrell	125	125	125	125

(3)	The market value of shares is based on a closing stock price of $20.51 on December 31, 2012.

Option Exercises and Stock Vested in 2012
The following table sets forth information concerning the exercise of options in 2012 by each NEO:

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)(1)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Charles N. Funk	8,500	$84,385	3,750	$59,063
Susan R. Evans	1,200	$12,510	950	$15,233
Kent L. Jehle	4,500	$37,440	800	$12,600
Gary J. Ortale	—	—	950	$15,233
James M. Cantrell	—	—	415	$7,048

(1)	Reflects amounts realized on January 5, 2012, March 6, 2012, March 14, 2012, May 29, 2012, June 25, 2012, October 4, 2012, and November 19, 2012.

(2)	Reflects amounts realized on January 18, 2012, January 21, 2012, January 22, 2012, April 1, 2012, and July 16, 2012.
Pension Benefits Table
The following table sets forth information concerning the benefits under the MidWestOne Bank Retirement Plan. The plan, which was frozen for several years, was liquidated during June 2012. The amounts reflected below are the amounts actually paid to our NEOs in connection with the liquidation.

Name	Plan Name	# Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)(1)
(a)	(b)	(c)	(d)	(e)
Charles N. Funk	MidWestOne Bank Retirement Plan	—	—	$245,608
Susan R. Evans	MidWestOne Bank Retirement Plan	—	—	$55,973
Kent L. Jehle	MidWestOne Bank Retirement Plan	—	—	$154,690
Gary J. Ortale	MidWestOne Bank Retirement Plan	—	—	$461,600
James M. Cantrell	MidWestOne Bank Retirement Plan	—	—	—

(1)	Reflects amounts distributed in June 2012 upon the liquidation of the MidWestOne Bank Retirement Plan as discussed in the CD&A above.
Nonqualified Deferred Compensation Table
The following table sets forth information concerning the benefits under the Company’s supplemental retirement agreements at December 31, 2012, to which each NEO is entitled.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE(2) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Charles N. Funk	—	$6,727	$7,397	—	$113,408
Susan R. Evans	—	$3,691	$2,856	—	$44,388
Kent L. Jehle	—	$3,917	$5,427	—	$82,649
Gary J. Ortale	—	$9,329	$11,102	—	$169,785
James M. Cantrell	—	—	—	—	—

(1)
The “Aggregate Earnings in Last FY” column includes above-market interest also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for fiscal 2012. The above-market interest amounts are as follows: $858 for Mr. Funk; $694 for Ms. Evans; and $495 for Mr. Jehle.

(2)
The “Aggregate Balance at Last FYE” column includes above-market interest also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for fiscal years 2011 and 2010. The above-market interest amounts were as follows: $748 for Mr. Funk, $586 for Ms. Evans, and $437 for Mr. Jehle in fiscal 2011; and $645 for Mr. Funk, $486 for Ms. Evans, and $384 for Mr. Jehle in fiscal 2010.
Potential Payments Upon Termination or Change in Control
The following table sets forth information concerning potential payments and benefits under our compensation programs and benefit plans to which the NEOs would be entitled upon a termination of employment as of December 31, 2012. As is described more fully below, in December 2012, MidWestOne Financial entered into employment agreements with Ms. Evans and Messrs. Funk, Ortale and Jehle and a change of control agreement with Mr. Cantrell, each of which became effective on January 1, 2013. The new agreements took the place of existing employment and change of control agreements previously entered into by MidWestOne Financial and the NEOs (the “Prior Agreements”). The table below describes the potential payments and benefits as set forth in the Prior Agreements, which were in effect as of December 31, 2012.
Except for payments and benefits provided by the employment agreements and change of control agreement, all other payments and benefits provided to any NEO upon termination of his or her employment are the same as the payments and benefits provided to other eligible employees of MidWestOne Financial. For purposes of estimating the value of certain equity awards we have assumed a price per share of our common stock of $20.51, which was the closing price of our stock on December 31, 2012, the last trading day of the year.

	Cash Severance Payments	Equity Incentive Plan (1)	SERP (2)
Charles N. Funk
Involuntary Termination	$1,011,850	—	—
Death or Disability	—	$340,964	$2,083
Change in Control	—	$340,964	—
Susan R. Evans
Involuntary Termination	$336,437	—	—
Death or Disability	—	$76,038	$1,250
Change in Control	—	$76,038	—
Kent L. Jehle
Involuntary Termination	$544,362	—	—
Death or Disability	—	$73,670	$2,083
Change in Control	—	$73,670	—
Gary J. Ortale
Involuntary Termination	$306,400	—	$943
Death or Disability	—	$76,038	$2,083
Change in Control	—	$76,038	—
James M. Cantrell
Involuntary Termination	$256,250	—	—
Death or Disability	—	$29,272	—
Change in Control	—	$29,272	—

(1)
This column reflects the value of unvested restricted stock and restricted stock unit awards that would vest upon the executive's death or disability or the occurrence of a change in control, as well as the difference between exercise price and the closing price of our stock on December 31, 2012 with respect to any unvested stock options that would vest upon the occurrence of a change in control. None of these executives has yet attained “retirement” age, 65 years old, for purposes of accelerated vesting of his or her unvested stock options.

(2)
This column reflects the monthly benefit that would be paid if the executive had a termination of employment for the stated reasons as of December 31, 2012. The monthly amount would be paid to the executive in a series of 180 installments following a termination of employment. None of the executives has yet attained “retirement” age, 65 years old, for purposes of the SERP. If the executive’s estate elected to receive an early distribution, the monthly installments would be based on an accrued benefit for each of the executives equal to: Mr. Funk - $113,408; Ms. Evans - $44,388; Mr. Jehle - $82,649; and Mr. Ortale - $169,785.

Continued Health, Dental, and Vision Insurance. Pursuant to each applicable agreement, if an NEO terminated employment on December 31, 2012, he or she would be eligible to participate in our COBRA coverage program at the same monthly cost as would be charged to a continuing employee for comparable coverage. As of December 31, 2012, the incremental monthly cost of the continuing health, dental, and vision coverage on each executive’s current health, dental, and vision coverage elections was $803.76 for Messrs. Funk and Jehle, $778.06 for Ms. Evans, and $814.26 for Messrs. Ortale and Cantrell.
Supplemental Retirement Agreements. As described above, Ms. Evans and Messrs. Funk, Ortale and Jehle each are party to a supplemental retirement agreement. The “early” retirement benefit for each under such agreements is available for a termination of employment, other than for cause, on or after the executive attains age 60. As of December 31, 2012, only Mr. Ortale would have been eligible for the early retirement benefit, which is calculated based on the amount then accrued for accounting purposes, rather than the full monthly benefit described in the CD&A section above. Each of the NEOs, or his or her estate, would be eligible to receive a benefit upon the executive’s disability or death.
Accrued Pay and Regular Retirement Benefits. The NEOs would be eligible to receive payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued salary and PTO pay.

•
Distributions of plan balances under our 401(k) plan and the executive deferred compensation plan. See “Nonqualified Deferred Compensation” on page 25 for information on current account balances and an overview of the deferred compensation plan.

Retirement, Death and Disability. An NEO, or his or her estate, may be eligible to receive certain benefits upon his or her retirement, death or disability. In addition to such benefits applicable under the supplemental retirement agreements as described above, the equity award agreements for our NEOs provide that:

•	All unvested stock options shall become immediately 100% vested and an employee shall have a period of one (1) year following such termination during which to exercise his or her vested stock options.

•	Any unvested restricted stock units outstanding at the time of an employee’s termination due to death or disability shall become immediately 100% vested upon such termination.
As of the time of a termination of employment due to retirement at or after attaining age 65, all unvested stock options shall become immediately 100% vested.
Acceleration of Vesting Upon a Change in Control. All officers, including the NEOs, who receive stock options or restricted stock units under the 2008 Equity Incentive Plan will immediately vest in any unvested stock options and restricted stock units held by such an officer upon the occurrence of a change in control of MidWestOne Financial.
Employment Agreements and Change of Control Agreements. As is noted above, during December 2012, MidWestOne Financial entered into new agreements with our NEOs. The rationale for having employment and change of control agreements in place is to retain the employment of NEOs, and the talent, skills, experience and expertise they provide to MidWestOne Financial. Retention of the current leadership team is a critical goal of the Compensation Committee and our board as it protects MidWestOne Financial and its shareholders, provides stability and the type of skilled leadership needed in the current environment.
2013 Employment Agreements - Ms. Evans and Messrs. Funk, Ortale and Jehle. On December 27, 2012, MidWestOne Financial entered into employment agreements, effective January 1, 2013, with each of Ms. Evans and Messrs. Funk, Ortale and Jehle. The employment agreements entered into with Messrs. Funk and Jehle replaced previously existing employment agreements. The employment agreements entered into with Ms. Evans and Mr. Ortale replaced previously existing change of control agreements.
The agreements have initial terms from January 1, 2013 through December 31, 2015. The term of each agreement will be automatically extended for an additional year beginning on January 1, 2015, and each January 1 thereafter, unless either party gives at least 90 days prior notice of non-renewal. Upon the occurrence of a change in control, the agreements will automatically remain in effect for two years following the change in control and will then terminate.
The employment agreements provide for annual base salaries of $229,000, $363,000, $207,500 and $227,500 for Ms. Evans and Messrs. Funk, Ortale and Jehle, respectively. The base salaries will be reviewed annually and may be adjusted at the discretion of the board. The agreements provide that the executives will be eligible to receive performance-based annual incentive bonuses, in accordance with MidWestOne Financial’s annual incentive plan, and also to receive employee benefits on as favorable a basis as other similarly situated senior executives of MidWestOne Financial. The executives are also permitted to use a Company-provided automobile.
The employment agreements provide for severance benefits in the event the executive is terminated by MidWestOne Financial other than for cause or by the executive for good reason (“Termination”). For a Termination during the employment period that does not occur within six months before or within 24 months after a change in control of MidWestOne Financial (“Covered Period”), Mr. Funk would be entitled to receive an amount equal to 125% of his base salary plus bonus (“Base Compensation”), and Ms. Evans and Messrs. Jehle and Ortale would be entitled to receive an amount equal to 100% of Base Compensation. For a Termination that occurs during a Covered Period, Mr. Funk would be entitled to receive a lump sum equal to 250% of the Base Compensation, and the other executives would be entitled to receive a lump sum equal to 200% of the Base Compensation. The executives and their eligible dependents would also be entitled to continued coverage under the medical, dental, and vision plans of MidWestOne Financial for so long as each was eligible to and did elect COBRA continuation coverage.
All severance benefits under the employment agreements are contingent upon the executive’s execution and non-revocation of a general release and waiver of claims against MidWestOne Financial. The agreements are subject to the golden parachute payment restrictions of Section 280G of the Internal Revenue Code and other regulatory provisions.
All of the employment agreements contain restrictive covenants prohibiting the unauthorized disclosure of confidential information of MidWestOne Financial by the executives during and after their employment with MidWestOne Financial, and prohibiting the executives from competing with MidWestOne Financial and from soliciting its employees or customers during employment and after termination of employment for any reason. The non-competition and non-solicitation provisions apply for a period of 15 months following any termination of employment.
2013 Change of Control Agreement - Mr. Cantrell. On December 27, 2012, MidWestOne Financial entered into a change of control agreement, effective January 1, 2013, with Mr. Cantrell. The initial term of the agreement begins on January 1, 2013 and continues through December 31, 2013. The agreement will automatically extend for additional successive 12-month periods unless terminated by either party at least three months prior to the end of the then-current term. If a change of control occurs during the term of the agreement, the agreement will remain in effect for the 12-month period immediately following the change of control and will then terminate.
The agreement provides for severance benefits upon Mr. Cantrell’s Termination that occurs within six months before or within 12 months after a change of control of MidWestOne Financial. The amount of the severance benefit to which Mr. Cantrell would be entitled is equal to 125% of his base salary plus bonus. Mr. Cantrell and his eligible dependents would also be entitled to continued coverage under the medical, dental, and vision plans of MidWestOne Financial for so long as they were eligible to and did elect COBRA continuation coverage.
All severance benefits under the change of control agreement are contingent upon Mr. Cantrell’s execution and non-revocation of a general release and waiver of claims against MidWestOne Financial. The agreement is subject to the golden parachute payment restrictions of Section 280G of the Internal Revenue Code and other regulatory provisions.
The agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of MidWestOne Financial by Mr. Cantrell during and after his employment with MidWestOne Financial, and prohibiting Mr. Cantrell from competing with MidWestOne Financial and from soliciting its employees or customers during employment and after termination of employment for any reason. The non-competition and non-solicitation provisions apply for a period of 12 months following any termination of employment.
Prior Agreements. In 2007, we entered into employment agreements with each of Messrs. Funk and Jehle in connection with our merger with the former MidWestOne. In 2008, certain provisions of the employment agreements were amended in order to bring such provisions into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (and guidance issued thereunder). Both employment agreements provided for an initial term through December 31, 2010, and were subject to automatic one-year extensions on each January 1 thereafter unless either the Company or Mr. Funk or Mr. Jehle, as the case may have been, declined such extension. The agreements set forth the general terms of the employment relationship between the parties, including but not limited to, establishing a base salary, eligibility for an incentive bonus and participation in other employee benefit plans, including our equity incentive plan and any pension plan or 401(k) plan. If either executive was terminated by the Company without cause or resigned for good reason during the term of the employment agreement, the executive would have been entitled to a severance benefit. Mr. Funk would have been entitled to a severance benefit equal to two and one-half times the sum of his then-current base salary and the incentive bonus paid for the prior year, and Mr. Jehle would have been entitled to a severance benefit equal to two times the sum of his then-current base salary and the incentive bonus paid for the prior year. If the termination or resignation was in connection with a change of control, the severance benefit would have been paid in a single lump sum. Both executives would be permitted to participate in COBRA coverage at the same cost as if they had remained employed by the company. The employment agreements also contained two-year non-competition provisions and two-year non-solicitation provisions. Further, Mr. Funk’s employment agreement provided that, during his employment period with the Company, he was to be nominated to serve as a member of the board of directors, subject to election by the Company’s shareholders.
Each of Messrs. Ortale and Cantrell and Ms. Evans were parties to a change of control agreement with the Company. The change of control agreements provided for the payment of a severance benefit if the executive was terminated by the Company (or a successor) without cause or resigned for good reason within six months prior to or twelve months following a change of control. The severance benefit was equal to one and one-quarter times the sum of the executive’s then-current base salary and the incentive bonus paid for the prior year. The executives would have been permitted to participate in COBRA coverage at the same cost as if they had remained employed by the Company. The employment agreements also required the execution of a release of claims prior to receipt of any severance benefit and also contained twelve-month non-competition and non-solicitation provisions.
It should be noted that each of the five agreements described in this section included a “cut back” provision that would have limited, in the case of a payment due in connection with a change of control, any benefit paid thereunder to one dollar less than the amount that would result in an excise tax being imposed under the rules of Code Section 280G and 4999.

DIRECTOR COMPENSATION
In 2012, each director, with the exception of Mr. Funk (who was our only employee-director), was paid an annual retainer of $5,000 and received a fee of $2,000 for each regular board meeting attended. In addition, when committee meetings were held on a day on which there was no full board meeting, directors received $400 for each Audit Committee and Compensation Committee meeting attended and $250 for each Nominating and Corporate Governance Committee meeting. The chairman of each of those committees also received an additional $100 for each such meeting. If a committee meeting was on the same day as a scheduled board meeting, the directors received $125 for each committee meeting attended and the chairman received $175 for each such meeting.
In 2012, we also awarded each director of MidWestOne 500 restricted stock units, with the exception of Mr. Funk. These restricted stock units vest in four equal annual installments. Additionally, in January of 2013, we awarded 500 restricted stock units to each non-employee director, with an effective date of May 15, 2013. The 2013 awards vest after one year.
The following table shows compensation information for MidWestOne’s directors who received director fees in 2012.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Richard R. Donohue	$20,650	$10,370	—	$1,353	$7,600	$39,973
Charles S. Howard	$13,150	$10,370	—	—	$102	$23,622
Barbara J. Kniff-McCulla	$15,000	$10,370	—	—	$12,550	$37,920
John S. Koza	$15,700	$10,370	—	—	$6,788	$32,858
Robert J. Latham	$15,000	$10,370	—	—	$11,950	$37,320
Tracy S. McCormick	$18,750	$10,370	—	—	—	$29,120
Kevin W. Monson	$16,000	$10,370	—	—	$10,900	$37,270
John P. Pothoven	$11,000	$10,370	—	—	$10,900	$32,270
Robert D. Wersen	$15,650	$10,370	—	—	$5,650	$31,670
Stephen L. West	$14,150	$10,370	—	—	$6,300	$30,820
R. Scott Zaiser	$18,600	$10,370	—	$377	$7,400	$36,747

(1)
As our President and Chief Executive Officer, Mr. Funk receives no additional compensation for service on our board of directors. His compensation is included in the Executive Compensation section of this proxy statement found on pages 21 to 29.

(2)	The amounts set forth in the “Stock Awards” column reflect the grant date fair value of restricted stock units awarded on May 15, 2012 valued in accordance with FASB ASC Topic 718.

The table below summarizes each non-employee director’s outstanding equity awards as of December 31, 2012.

		Option Awards
Name	Stock Awards	Exercisable	Unexercisable
Richard R. Donohue	1,070	4,357	—
Charles S. Howard	1,070	16,480	—
Barbara J. Kniff-McCulla	695	2,669	—
John S. Koza	1,070	—	—
Robert J. Latham	695	—	—
Tracy S. McCormick	695	—	—
Kevin W. Monson	1,070	—	—
John P. Pothoven	1,070	—	—
Robert D. Wersen	1,070	—	—
Stephen L. West	1,070	—	—
R. Scott Zaiser	1,070	5,732	—

(3)	Amounts reported include above-market interest, as determined for purposes of proxy disclosure rules only, accrued under the Director Deferred Fee Plan during the year.

(4)
These amounts include fees for service on the board of directors of the Bank, except for Mr. Howard and Ms. McCormick who did not serve on the Bank board in 2012. In addition, the amounts for Messrs. Howard and Koza include Company-paid retiree life insurance premiums.

Compensation Committee Interlocks and Insider Participation
During 2012, the members of the Compensation Committee were Messrs. West, Latham, Wersen and Ms. Kniff-McCulla.  None of these individuals were an officer or employee of MidWestOne Financial or its subsidiaries in 2012, and none of these individuals is a former officer or employee of the organization. In addition, no executive officer served on the board of directors or compensation committee of any other corporation with respect to which any member of our Compensation Committee was engaged as an executive officer.

PROPOSAL 2:
NON-BINDING ADVISORY PROPOSAL TO APPROVE EXECUTIVE COMPENSATION
Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder by the SEC, require publicly traded companies, such as MidWestOne, to conduct a separate shareholder advisory vote to approve the compensation of the registrant’s executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, commonly referred to as a “say-on-pay” vote. In a non-binding advisory vote on the frequency of say-on-pay votes held at our 2012 annual meeting of shareholders, our shareholders voted in favor of conducting say-on-pay votes annually. In light of this result, and other factors considered by our board of directors, our board has determined that MidWestOne will hold say-on-pay votes on an annual basis until the next advisory vote on such frequency, which is expected to take place at our 2018 annual meeting of shareholders.
As described in more detail in the CD&A section of this proxy statement, the overall objectives of MidWestOne’s compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Shareholders are urged to read carefully the CD&A section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our NEOs in 2012. The Compensation Committee and our board of directors believe that the policies and procedures articulated in the CD&A section are effective in implementing our compensation philosophy and achieving our goals, and that the compensation of our NEOs in 2012 reflects and supports these compensation policies and procedures.
In accordance with the requirements of the Dodd-Frank Act and the rules and regulations promulgated thereunder, the following resolution is submitted for shareholder approval:
“RESOLVED, that MidWestOne Financial Group, Inc.’s shareholders approve, on an advisory basis, the compensation of the Company’s executive officers, as described in the section captioned ‘Compensation Discussion and Analysis’ and the tabular disclosure regarding named executive officer compensation under ‘Executive Compensation’ contained in the Company’s proxy statement dated March 15, 2013.”
Approval of this resolution requires that the number of votes cast in favor of the resolution at the annual meeting exceed the number of votes cast against it.  While this say-on-pay vote is required as provided in Section 14A of the Exchange Act, it is not binding on the Compensation Committee or our board of directors and may not be construed as overruling any decision by the Compensation Committee or our board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.
The board of directors recommends shareholders vote to approve the overall compensation of our NEOs, as described in this proxy statement, by voting “for” this proposal. Proxies properly signed and returned will be voted “for” this proposal unless shareholders specify otherwise.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Shareholders are also being asked to adopt a resolution to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013. If the appointment of KPMG LLP is not ratified by shareholders, the matter of the appointment of an independent registered public accounting firm will be considered by the Audit Committee and our board of directors. A representative from KPMG LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire, as well as to respond to appropriate questions that may be asked by shareholders.
The board recommends that shareholders vote “for” the proposal to ratify the appointment of KPMG LLP as our independent auditors for the year ended December 31, 2013.
Accountant Fees
During the period covering the fiscal years ended December 31, 2012 and 2011, KPMG LLP performed the following professional services for the Company for which we paid the following amounts.

	2012	2011
Audit Fees(1)	$341,653	$340,295
Audit-Related Fees(2)	—	—
Tax Fees(3)	50,000	50,000
All Other Fees(4)	57,500	—
Total Fees	$449,153	$390,295

(1)
Audit fees consist of fees for professional services provided for the audit of the Company's annual financial statements and review of financial statements included in the Company's Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and related proxy statement and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees represent assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements. Such services related primarily to audits of employee benefit plans and other attestation services.

(3)	Tax fees represent fees for professional services related to tax compliance, preparation of original federal and state tax returns, claims for refunds, tax advice, and tax planning services.

(4)	All other fees represent fees billed by the principal accountant for any other services performed in 2012.
Audit Committee Pre-Approval Policy
Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by its independent auditors and all such services provided in 2011 and 2012 were approved. These services include audit and audit-related services, tax services, and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis that the committee had not already specifically approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 1, 2013, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director as of March 1, 2013, by each NEO, and by all directors and executive officers of MidWestOne as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership of securities within 60 days of March 1, 2013.

Name of Individual or Number of Individuals in Group	Amount and Nature of Beneficial Ownership (1,2)		Percent of Class
Directors and Nominees:
Charles N. Funk	69,014	(3)	*
Richard R. Donohue	28,325	(4)	*
Charles S. Howard	210,565	(5)	2.5%
Barbara J. Kniff-McCulla	5,697	(6)	*
John S. Koza	889,244	(7)	10.5%
Robert J. Latham	144,966	(8)	1.7%
Tracy S. McCormick	80,624		1.0%
Kevin W. Monson	64,495		*
John P. Pothoven	83,340	(9)	1.0%
Robert D. Wersen	29,093	(10)	*
Stephen L. West	23,582		*
R. Scott Zaiser	11,559	(11)	*
Other Named Executive Officers
Susan R. Evans	9,664	(12)	*
Kent L. Jehle	24,575	(13)	*
Gary J. Ortale	19,109	(14)	*
James M. Cantrell	3,027	(15)	*
All directors and executive officers as a group (16 persons)	1,696,879		19.7%

*    Indicates that the individual or entity owns less than one percent of MidWestOne’s common stock.

(1)	The total number of shares of common stock issued and outstanding on March 1, 2013, was 8,498,484.

(2)
The information contained in this column is based upon information furnished to us by the persons named above and as shown on our transfer records. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(3)	Includes 2,029 shares allocated to his ESOP account. Also includes options to purchase 12,500 shares of common stock exercisable within 60 days of March 1, 2013.

(4)	Includes 17,375 shares owned by Mr. Donohue’s spouse. Also includes options to purchase 4,357 shares of common stock exercisable within 60 days of March 1, 2013.

(5)
Includes 27,674 shares allocated to his ESOP account and 75,800 shares owned by Mr. Howard’s spouse. Also includes options to purchase 16,480 shares of common stock exercisable within 60 days of March 1, 2013.

(6)	Includes 2,963 shares held in a revocable grantor trust. Also includes options to purchase 2,669 shares of common stock exercisable within 60 days of March 1, 2013.

(7)	Includes 24,900 shares owned by Mr. Koza’s spouse and 619,560 shares held in trusts over which Mr. Koza serves as the trustee.

(8)	Includes 11,477 shares owned by Mr. Latham’s spouse in an IRA account, 4,725 shares held in a trust by Mr. Latham’s spouse, and 25,505 shares held in an IRA for Mr. Latham.

(9)
Includes 300 shares owned as custodian for a grandchild and 52,705 shares held in an IRA. Also includes 1,867 shares owned by Mr. Pothoven’s spouse, 969 shares in his spouse’s ESOP account, and his spouse’s options to purchase 1,000 shares of common stock exercisable within 60 days of March 1, 2013.

(10)	Includes 11,361 shares owned jointly with his spouse and 5,220 shares held in an IRA.

(11)	Includes 121 shares owned by a corporation over which Mr. Zaiser has control. Also includes options to purchase 4,732 shares of common stock exercisable within 60 days of March 1, 2013.

(12)	Includes 1,476 shares allocated to her ESOP account. Also includes options to purchase 2,200 shares of common stock exercisable within 60 days of March 1, 2013.

(13)
Includes 1,765 shares allocated to his ESOP account and 7,400 shares owned by a family limited liability corporation for which Mr. Jehle has voting and investment power. Also includes options to purchase 4,500 shares of common stock exercisable within 60 days of March 1, 2013.

(14)
Includes 1,500 shares held in his spouse’s IRA, over which he has shared voting and investment power, 9,500 shares held in IRAs, and 1,390 shares allocated to his ESOP account. Also includes options to purchase 4,600 shares of common stock exercisable within 60 days of March 1, 2013.

(15)	Includes options to purchase 375 shares of common stock exercisable within 60 days of March 1, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the SEC. They are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2012, we are not aware that any of our directors, executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during 2012.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Our directors and executive officers and their associates were customers of, and had transactions with, MidWestOne Financial and our subsidiaries in the ordinary course of business during 2012. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements, certificates of deposit and depository relationships, in the opinion of management, were in the ordinary course of business and were made on substantially the same terms, including interest rates, collateral and repayment terms on the extension of credit, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present unfavorable features. All such loans are approved by MidWestOne Bank’s board of directors in accordance with bank regulatory requirements. Additionally, the Audit Committee considers other non-lending transactions between a director and MidWestOne Financial, including its subsidiaries, to ensure that such transactions do not affect a director’s independence.
Additionally, pursuant to the Audit Committee charter, the committee evaluates and pre-approves any non-lending, material transaction between MidWestOne and any director or officer. The charter does not provide any thresholds as to when a proposed transaction needs to be pre-approved, but the committee evaluates those proposed transactions that may affect a director’s independence or create a perception that the transaction was not fair to MidWestOne or not done at arm’s length. Generally, transactions which would not require disclosure in our proxy statement under SEC rules and regulations (without regard to the amount involved) do not require the committee’s pre-approval. A director may not participate in any discussion or approval by the committee of any related-party transaction with respect to which he or she is a related party, but must provide to the committee all material information reasonably requested concerning the transaction.
MidWestOne has from time to time engaged Neumann Monson, P.C. (“Neumann Monson”), an architectural services firm headquartered in Iowa City for which Mr. Monson is President, Managing Partner and majority owner, to perform architectural and design services with respect to MidWestOne’s offices. During 2012, MidWestOne paid Neumann Monson $230,000 for such services. The engagement of Neumann Monson to provide the services described was reviewed by our Audit Committee, which also monitors the level of services by Neumann Monson on a periodic basis. Apart from the approval and monitoring process involving the Audit Committee, Neumann Monson was retained in the ordinary course of business and MidWestOne believes that such services are provided to MidWestOne on terms no less favorable than those that would have been realized in transactions with unaffiliated parties.
EQUITY COMPENSATION PLAN INFORMATION
The table below sets forth the following information as of December 31, 2012 for: (i) all equity compensation plans previously approved by our shareholders; and (ii) all equity compensation plans not previously approved by our shareholders:

(a)	the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

(b)	the weighted-average exercise price of such outstanding options, warrants and rights; and

(c)	other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.

Additional information regarding stock option plans is presented in Note 13 - Stock Compensation Plans in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2012, which has been provided together with this proxy statement.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by securityholders	159,588	$11.82	496,614
Equity compensation plans not approved by securityholders	—	—	—
Total	159,588	$11.82	496,614

(1)
The number of securities to be issued as shown in column (a) represents 107,476 outstanding options and 52,112 nonvested restricted stock units. The weighted-average exercise price shown in column (b) reflects only the weighted-average exercise price of the outstanding options and does not take into account the grant date fair value of the outstanding nonvested restricted stock units.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD AND
NOMINATION AND PROPOSAL PROCEDURES
General Communications with the Board
Shareholders may contact MidWestOne’s board of directors by contacting the Corporate Secretary at MidWestOne Financial Group, Inc., 102 South Clinton Street, P.O. Box 1700, Iowa City, Iowa 52244-1700 or (319) 356-5800. All communications will be forwarded directly to either the Chairman of the Board, the chairman of the Audit Committee or the Chief Executive Officer, as appropriate, unless they are primarily commercial in nature or related to an improper or irrelevant topic.
Nominations for Director
In accordance with our bylaws, a shareholder may nominate a director for election to the board at an annual meeting of shareholders by delivering written notice of the proposed director nomination to our Corporate Secretary, at the above address, not less than 60 days nor more than 90 days in advance of the first anniversary date (month and day) of the previous year’s annual meeting. Such nominations must include the following information with respect to each nominee: name; age; business and residential address; principal occupation or employment; the class and number of shares of the Company’s stock which are beneficially owned by him or her; and any other information relating to him or her that would be required to be disclosed on Schedule 13D pursuant to regulations under the Exchange Act. In addition, the following information about the shareholder making the nomination must be included: name and address; name and principal address of any other beneficial shareholders known by him or her to support the shareholder’s nominee; and the class and number of shares of the corporation’s stock which are beneficially owned by him or her. Our board of directors may reject any nomination by a shareholder, and the proposed nomination will not be accepted if presented at the shareholder meeting, if such nomination is not timely made in accordance with the foregoing requirements.
For a shareholder nominee to be considered by our board as a Company nominee and included in our proxy statement, the nominating shareholder must file the required notice described above with our Corporate Secretary at least 120 days prior to the date of the previous year’s proxy statement was mailed to shareholders (which, in the case of the 2014 annual meeting, will be November 15, 2013). All such submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating and Corporate Governance Committee may request additional information in order to make a determination as to whether to nominate the person for director.
Other Shareholder Proposals
In accordance with our bylaws, a shareholder may propose other business to be considered at an annual meeting of shareholders by delivering written notice of the proposed business to our Corporate Secretary, at the above address, not less than 60 days nor more than 90 days in advance of the first anniversary date (month and day) of the previous year’s annual meeting. Such notice to the Corporate Secretary must include: a brief description of the business desired to be brought before the annual meeting; the reasons for conducting such business at the annual meeting; any material interest in such business of such shareholder; and the beneficial owner, if any, on whose behalf the proposal is made. In addition, the following information about the shareholder making the proposal must be included: name and address of the shareholder and any other beneficial owner on whose behalf the proposal is brought; and the class and number of shares of the corporation’s capital stock that are owned beneficially and of record by him or her. Our board of directors may reject any proposal by a shareholder, and the proposal will not be accepted if presented at the shareholder meeting, if such proposal is not timely made in accordance with the foregoing requirements.
For all other shareholder proposals to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of shareholders to be held in 2014, shareholder proposals must be received by our Corporate Secretary, at the above address, no later than November 15, 2013 and must otherwise comply with the rules and regulations set forth by the SEC.

ANNUAL REPORT AND FINANCIAL STATEMENTS; OTHER INFORMATION
A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, which includes our financial statements as of and for the year ended December 31, 2012, accompanies this proxy statement. A letter to shareholders summarizing our results for 2012 also accompanies this proxy statement.
If you would like a copy of our corporate governance guidelines, board committee charters or our code of business standards and ethics, we will send you one without charge. Please write to:
Mr. Kenneth Urmie
Corporate Secretary
MidWestOne Financial Group, Inc.
102 South Clinton St.
P.O. Box 1700
Iowa City, Iowa 52244-1700
* * * * *
ALL SHAREHOLDERS ARE URGED TO SIGN AND MAIL THEIR PROXIES PROMPTLY

MIDWESTONE FINANCIAL GROUP, INC.
ATTN: KENNETH R URMIE
102 SOUTH CLINTON ST.
PO BOX 1700
IOWA CITY, IA 52244-1700

You can vote this proxy in one of three ways:
1) By Mail 2) By Internet 3) By Telephone

1) VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To ensure your proxy is received in time to be counted in advance of the meeting date, please mail timely to arrive by April 16, 2013.

2) VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 17, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

3) VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 17, 2013. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M54352-P34663

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MIDWESTONE FINANCIAL GROUP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect the four individuals below to serve as Class III directors until the regular Annual Meeting of Shareholders in 2016:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Robert J. Latham
02) Tracy S. McCormick
03) Kevin W. Monson
04) John P. Pothoven

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To approve, in a non-binding, advisory vote, the compensation of certain executive officers of the Company;	☐	☐	☐
3. To ratify the appointment of KPMG LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013; and	☐	☐	☐

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to personally attend the Annual Meeting of Shareholders on April 18, 2013, by checking Yes or No: ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

COMMON

THE DIRECTORS AND OFFICERS OF MIDWESTONE FINANCIAL GROUP, INC.

THURSDAY, APRIL 18, 2013, 2:00 P.M. CDT

HOTELVETRO

201 S. LINN STREET

IOWA CITY, IA 52240

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M54353-P34663

REVOCABLE PROXY

MIDWEST*ONE* FINANCIAL GROUP, INC.

Annual Meeting of Shareholders

April 18, 2013, 2:00 P.M. CDT

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Charles N. Funk and Gary J. Ortale, as attorneys and proxies, each with the power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of MIDWEST*ONE* FINANCIAL GROUP, INC. that the shareholder(s) is(are) entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, April 18, 2013, at 2:00 P.M., Central Time, at the hotelVetro, 201 S. Linn Street, Iowa City, Iowa 52240, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR ALL nominees for director listed on the reverse side, FOR proposals 2 and 3, and on any matters that may properly come before the meeting or any postponement or adjournment thereof.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side